 As filed with the Securities and Exchange Commission on October 10, 2000

                                                     Registration No. 333-35930
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------
                                   AMENDMENT

                                  NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                --------------
                                  POZEN Inc.
            (Exact name of registrant as specified in its charter)
        Delaware                    2834                    62-1657552
    (State or other          (Primary Standard           (I.R.S. Employer
    Jurisdiction of              Industrial           Identification Number)
    Incorporation or         Classification Code
     Organization)                 Number)
                             6330 Quadrangle Drive
                                   Suite 240
                       Chapel Hill, North Carolina 27514
                                (919) 490-0012
  (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
                                --------------
                          John R. Plachetka, Pharm.D.
                                  POZEN Inc.
                             6330 Quadrangle Drive
                                   Suite 240
                       Chapel Hill, North Carolina 27514
                                (919) 490-0012
 (Name, address, including zip code and telephone number, including area code, of agent for service)
                                --------------
                                  Copies to:
 Linda L. Griggs, Esq.    Fred D. Hutchison, Esq.     Justin P. Klein, Esq.
Morgan, Lewis & Bockius   Helga L. Leftwich, Esq.      Douglas M. Fox, Esq.
          LLP              Hutchison & Mason PLLC    Ballard Spahr Andrews &
  1800 M Street, N.W.            Suite 100                Ingersoll, LLP
Washington, D.C. 20036-    3110 Edwards Mill Road    300 East Lombard Street
          5869            Raleigh, North Carolina           19th Floor
     (202) 467-7000                27612               Baltimore, Maryland
 Facsimile: (202) 467-         (919) 829-9600                 21202
          7176             Facsimile: (919) 829-          (410) 528-5600
                                    9696              Facsimile: (410) 528-
                                --------------                 5650
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
  If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") please check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell these securities until the Securities and Exchange Commission        +
+declares our registration statement effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to completion, dated October 10, 2000

Preliminary Prospectus

5,000,000 Shares

POZEN INC.
Common Stock                                                [LOGO OF POZEN INC.]

$    per share

--------------------------------------------------------------------------------

 . POZEN Inc. is offering     . This is our initial
  5,000,000 shares.            public offering and no
                               public market currently
                               exists for our shares.

 . We anticipate that the     . Proposed trading
  initial public offering      symbol: Nasdaq National
  price will be between        Market - POZN
  $14.00 and $16.00 per
  share.
                                  -----------

This investment involves risks. See "Risk Factors" beginning on page 8.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                               Per Share  Total
                                                               --------- -------
Public offering price.........................................  $        $
Underwriting discount.........................................  $        $
Proceeds to POZEN Inc. .......................................  $        $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The underwriters have a 30-day option to purchase up to 750,000 additional shares of common stock from us to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

U.S. Bancorp Piper Jaffray

                          Prudential Vector Healthcare
                        a unit of Prudential Securities

                                                   Pacific Growth Equities, Inc.

                   The date of this prospectus is     , 2000.

                          [PICTURE OF MT 100 TABLETS]



                                    MT 100
                      Oral tablets for first-line therapy
                            for migraine treatment




                             [LOGO OF POZEN, INC.]





[PICTURE OF MT 500 CAPSULES]                        [PICTURE OF MT 300 SYRINGES]

         MT 500                                                 MT 300
    Oral capsules for                                  Injectable therapy for
   migraine prevention                               severe migraine treatment

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
     Summary.............................................................   4

     Risk Factors........................................................   8

     Forward-Looking Statements..........................................  18

     Use Of Proceeds.....................................................  19

     Dividend Policy.....................................................  19

     Capitalization......................................................  20
     Dilution............................................................  22

     Selected Financial Data.............................................  24

     Management's Discussion and Analysis of Financial Condition and
      Results of Operations..............................................  25

     Business............................................................  31

     Management..........................................................  47

     Certain Relationships And Related Transactions......................  54

     Principal Stockholders..............................................  55

     Description Of Capital Stock........................................  57

     Shares Eligible For Future Sale.....................................  61

     Underwriting........................................................  63

     Legal Matters.......................................................  65

     Experts.............................................................  65

     Where You Can Find More Information.................................  66

     Index To Financial Statements....................................... F-1

                               ----------------

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                                    SUMMARY

This summary highlights information contained in this prospectus that we believe is important. You should read the entire prospectus, especially "Risk Factors" and the consolidated financial statements and notes, for a complete understanding of our business and this offering, before deciding to invest in shares of our common stock.

Our Business

We are a pharmaceutical development company committed to building a portfolio of products with significant commercial potential in select therapeutic areas. Our initial area of focus is migraine, where we have built a portfolio of four product candidates through a combination of innovation and in-licensing. Our lead product candidate is MT 100(TM) , which we are developing as an oral first-line therapy for the treatment of migraine. As of September 2000, we have completed three Phase 3 clinical trials of MT 100. We are currently conducting two additional Phase 3 clinical trials of MT 100 which should be completed by year end 2000. In addition to our MT 100 trials, we expect to begin two additional Phase 3 or Phase 2 clinical trials for two of our other migraine product candidates by the first half of 2001.

Migraine is characterized by recurring attacks of headache that are often accompanied by visual, auditory or stomach disturbances. The average migraine patient experiences attacks throughout his or her adult life. Migraine attacks typically vary in severity. A variety of oral, injectable and intranasal therapies are currently used to treat migraine attacks. We estimate that global sales of prescription pharmaceuticals for the treatment of migraine will exceed $2.0 billion by 2001. Triptans are the family of drugs most commonly prescribed for the treatment of migraine attacks. According to statistics from IMS Health's Retail and Provider Perspective, triptans represented approximately $1.1 billion of sales in the U.S. in 1999. Although triptans can be effective in treating migraine, they have several significant side effects, including potentially fatal cardiac events. In addition, patients treated with triptans often do not achieve sustained pain relief.

MT 100, our proprietary product candidate, combines metoclopramide hydrochloride, a commercially available agent that relieves nausea and enhances gastric emptying, and naproxen sodium, a commercially available anti-inflammatory and analgesic agent. To date, more than 2,250 patients have received MT 100 in Phase 2 and Phase 3 clinical trials. We believe that data from these trials indicate that MT 100 provides more rapid and sustained migraine pain relief compared to placebo and to MT 100's individual components. We also believe that data from our trials indicate that MT 100 is as effective as Imitrex(R), the leading triptan in terms of U.S. sales, in treating migraine. Furthermore, MT 100 has been generally well tolerated, with no indications of any serious cardiovascular events.

We are developing MT 300 to provide safe, convenient and long-lasting migraine pain relief for patients needing an injectable therapy for severe migraines. MT 300 is a proprietary injectable formulation of the commercially available compound dihydroergotamine mesylate, or DHE. In November 1998, we completed a 291 patient Phase 2 clinical trial of MT 300. In this clinical trial, MT 300 was well tolerated and, at the highest dosing level, MT 300 demonstrated a statistically significant improvement in the percentage of patients achieving sustained pain relief when compared to placebo. We plan to initiate an initial Phase 3 clinical trial of MT 300 by the first half of 2001.

Pursuant to an agreement signed in September 1999 with F. Hoffmann-La Roche Ltd, we are developing MT 500, an oral prophylactic treatment, or prevention, of migraine pain. The migraine prophylactic market is currently composed of drugs that were developed primarily for conditions other than migraine. Many of those drugs have side effects, including fatigue, sexual dysfunction, weight gain, insomnia and liver toxicity. We intend to initiate a Phase 2 clinical trial of MT 500 in the second half of 2001.

We are developing MT 400 as a co-active migraine therapy, which combines the activity of a commercially approved triptan drug with that of a commercially approved long-acting, non-steroidal, anti-inflammatory drug, which is a drug that eliminates inflammation without the use of steroids. We believe that MT 400 may offer a faster onset of action and a longer duration of migraine symptom relief than use of either drug component by itself. In addition, we believe that the potential risks of triptan-related side effects may also be reduced with MT 400.

In addition to migraine, members of our management team have significant experience developing drugs for diseases of the gastrointestinal and respiratory tracts, oncology and infectious diseases. We intend to leverage our development expertise in these therapeutic areas, as well as in migraine, to become a leading pharmaceutical development company.

Office Location

Our offices are located at 6330 Quadrangle Drive, Suite 240, Chapel Hill, North Carolina 27514, and our telephone number is (919) 490-0012.

The Offering

 Common stock offered........................ 5,000,000 shares
 Common stock outstanding after this
  offering................................... 26,428,361 shares
 Offering price.............................. $      per share
 Use of proceeds............................. We intend to use the net proceeds of this offering to
                                              fund the cost of development,
                                              approval and commercialization
                                              of our product candidates, to
                                              acquire products that are
                                              complementary to ours and for
                                              general corporate and working
                                              capital purposes. See the
                                              discussion under the caption
                                              "Use of Proceeds" for a more
                                              detailed description.
 Proposed Nasdaq National Market symbol...... POZN

The number of shares of our common stock outstanding after this offering is based on shares outstanding as of August 28, 2000, and does not take into account:

  . 1,506,270 shares of common stock issuable upon the exercise of stock options outstanding as of August 28, 2000 at a weighted average exercise price of $1.12 per share;

  . 348,595 shares of preferred stock issuable upon the exercise of outstanding warrants, which will convert immediately prior to consummation of this offering into warrants to purchase 470,255 shares of our common stock, at an estimated weighted average exercise price of $2.12 per share (based upon an assumed initial public offering price of $15.00 per share and also assuming that warrants exercisable for our series E convertible preferred stock will, at the time of the offering, become warrants for common stock with an exercise price equal to the initial public offering price); and

  . 750,000 shares of common stock issuable upon the exercise of the underwriters' over-allotment option.

Generally, the information in this prospectus, unless otherwise noted:

  . reflects the issuance of 1,597,285 shares of series F convertible preferred stock on August 28, 2000 for net proceeds of $10,742,000;

  . reflects the reduction on September 15, 2000 of the conversion price of the shares of the series E and the series F convertible preferred stock pursuant to the terms of the series E and the series F convertible preferred stock, respectively, to $4.25 per share;

  . assumes the payment of $756,340 of dividends accumulated through September 30, 2000 payable upon the automatic conversion of the series E and the series F convertible preferred stock at the time of this offering by delivery of 50,423 shares of our common stock based upon an assumed initial public offering price of $15.00 per share and based upon our estimate as of September 15, 2000 of the amount of accumulated dividends that holders of series E convertible preferred stock will elect to receive in shares of common stock in lieu of cash;

  . reflects the conversion of all of the outstanding shares of preferred stock into an aggregate of 15,555,663 shares of common stock, as adjusted for the stock split, upon the closing of this offering; and

  . reflects a 1.349-for-1 split of our common stock to holders of record prior to the effectiveness of this offering.


Corporate Information

We were incorporated in Delaware in September 1996. We have trademark protection for POZEN(R), MT(TM) and our logo. Each of the other trademarks, trade names or service marks appearing in this prospectus belongs to its respective holder.

Summary Financial Data
(in thousands, except per share data)

                                                         Period from
                                                      September 26, 1996    Six Months Ended
                          Year Ended December 31,        (inception)            June 30,
                          --------------------------   through December  -----------------------
                           1997     1998      1999         31, 1999         1999        2000
                          -------  -------  --------  ------------------ ----------- -----------
                                                                         (unaudited) (unaudited)
Statement of Operations
 Data:
Operating expenses:
 General and
  administrative........  $ 1,021  $ 1,478  $  2,320       $  4,905        $   884    $  2,083
 Research and
  development...........    3,097    7,569     9,458         20,149          3,025       7,264
                          -------  -------  --------       --------        -------    --------
Total operating
 expenses...............    4,118    9,047    11,778         25,054          3,909       9,347
Interest income
 (expense), net.........      315      309      (367)           267            (42)        305
                          -------  -------  --------       --------        -------    --------
Net loss................   (3,803)  (8,738)  (12,145)       (24,787)        (3,951)     (9,042)
Non-cash preferred stock
 charge.................      --       --        --             --             --       16,875
Preferred stock
 dividends..............      --       --        --             --             --          391
                          -------  -------  --------       --------        -------    --------
Net loss attributable to
 common
 stockholders...........  $(3,803) $(8,738) $(12,145)      $(24,787)       $(3,951)   $(26,308)
                          =======  =======  ========       ========        =======    ========
Basic and diluted net
 loss per common share..  $ (0.65) $ (1.50) $  (2.08)                      $ (0.68)   $  (4.48)
                          =======  =======  ========                       =======    ========
Shares used in computing
 basic and diluted net
 loss per common share..    5,814    5,835     5,845                         5,844       5,866
                          =======  =======  ========                       =======    ========
Pro forma net loss per
 common share--basic and
 diluted
 (unaudited)(1).........                    $  (1.01)                                 $  (1.56)
Pro forma weighted
 average common shares
 outstanding--basic and
 diluted
 (unaudited)(1).........                      12,008                                    16,811

                                                 As of June 30, 2000
                                       ---------------------------------------
                                                                  Pro Forma
                                         Actual    Pro Forma(1) As Adjusted(2)
                                       ----------- ------------ --------------
                                       (unaudited) (unaudited)   (unaudited)
Balance Sheet Data:
Cash and cash equivalents.............   $13,850     $13,850       $82,100
Total assets..........................    14,147      14,147        82,397
Redeemable preferred stock............    16,614         --            --
Accumulated deficit ..................   (34,220)    (34,220)      (34,220)
Total stockholders' equity
 (deficit)(3).........................    (6,159)     10,716        78,966

----------------------------
(1) The pro forma information assumes:
    . the reduction on September 15, 2000 of the conversion price of the shares of the series E convertible preferred stock pursuant to the terms of the series E convertible preferred stock to $4.25 per share;
    . the payment of $390,575 of dividends accumulated through June 30, 2000 upon the automatic conversion of the series E convertible preferred stock at the time of this offering by delivery of 26,038 shares of our common stock based upon an assumed initial public offering price of $15.00 per share and based upon our estimate as of September 15, 2000 of the amount of accumulated dividends that holders of series E convertible preferred stock will elect to receive in shares of common stock in lieu of cash;
    . the conversion of all shares of preferred stock outstanding as of June
      30, 2000 into an aggregate of 12,909,256 shares of common stock, as adjusted for the stock split, upon the closing of this offering; and
    . a 1.349-for-1 split of our common stock to holders of record prior to the effectiveness of this offering.
(2) The pro forma as adjusted balance sheet data gives effect to the pro forma assumptions described in note 1 and to the issuance of 5,000,000 shares of common stock in this offering at an assumed offering price of $15.00 per share, after deducting underwriting discounts and estimated offering expenses payable by us.
(3) Includes warrants exercisable for 348,595 shares of preferred stock that will become warrants exercisable for 470,255 shares of common stock upon the closing of this offering.

                                  RISK FACTORS

You should carefully consider the following risk factors before you decide to buy our common stock. If any of these risks actually occurs, our business prospects, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

                         Risks Related to Our Business

We depend heavily on the success of our lead product candidate, MT 100, which is still in clinical trials and may never be approved for commercial use. If we are unable to develop, gain approval of or commercialize MT 100, we may never be profitable.

Since our founding, we have invested a significant portion of our time and financial resources in the development of MT 100 and anticipate that for the foreseeable future our ability to achieve profitability will be dependent on its successful development, approval and commercialization. Many factors could negatively affect the success of our efforts to develop and commercialize MT 100, including:

    . negative, inconclusive or otherwise unfavorable results from our toxicology, genotoxicity or carcinogenicity studies or from our clinical trials;

    . an inability to obtain, or delay in obtaining, regulatory approval for the commercialization of MT 100;

    . an inability to establish collaborative arrangements with third parties for the manufacture and commercialization of MT 100, or any disruption of any of these arrangements, if established;

    .  a failure to achieve market acceptance of MT 100;

    . significant delays in our ongoing clinical trials and toxicology, genotoxicity and carcinogenicity studies; and

    . significant increases in the costs of our clinical trials and toxicology, genotoxicity and carcinogenicity studies.

We have incurred losses since inception and anticipate that we will incur continued losses for the foreseeable future. We do not have a current source of product revenue and may never be profitable.

We have incurred losses in each year since our inception and we currently have no source of product revenue. As of June 30, we had an accumulated deficit of approximately $34.2 million. We expect to incur significant and increasing operating losses and do not know when or if we will generate product revenue. We expect that the amount of our operating losses will fluctuate significantly from quarter to quarter as a result of increases and decreases in development efforts, the timing of payments that we may receive from others, and other factors. Our ability to achieve profitability is dependent on a number of factors, including our ability to:

    .  develop and obtain regulatory approvals for our product candidates;

    .  receive upfront and milestone payments;

    . successfully commercialize our product candidates, which may include entering into collaborative agreements; and

    .  secure contract manufacturing and distribution services.

If we, or our collaborators, do not obtain and maintain required regulatory approvals, we will be unable to commercialize our product candidates.

Our product candidates under development are subject to extensive domestic and foreign regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertisement, promotion, sale and distribution of pharmaceutical products. If we market our products abroad, they are also subject to extensive regulation by foreign governments. None of our product candidates, including MT 100, has been approved for sale in the United States or any foreign market. We will need to successfully complete clinical testing and toxicology studies for each of our product candidates, including MT 100, before submitting a New Drug Application, or NDA, to the FDA for approval to market the product candidate. If we are unable to obtain and maintain FDA and foreign governmental approvals for our product candidates, we will not be permitted to sell them.

Approval of a product candidate may be conditioned upon certain limitations and restrictions as to the drug's use, or upon the conduct of further studies, and is subject to continuous review. The FDA may also require us to conduct additional post-approval studies. These post-approval studies may include carcinogenicity studies in animals or further human clinical trials. The later discovery of previously unknown problems with the product, manufacturer or manufacturing facility may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production, as well as other regulatory action against our product candidates or us. If approvals are withdrawn for a product, or if a product were seized or recalled, we would be unable to sell that product and our revenues would suffer.

We and our contract manufacturers are required to comply with the applicable FDA current Good Manufacturing Practices, or cGMP, regulations, which include requirements relating to quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Further, manufacturing facilities must be approved by the FDA before they can be used to manufacture our product candidates, and are subject to additional FDA inspection. We or our third-party manufacturers may not be able to comply with cGMP regulations or other FDA regulatory requirements, resulting in delay or inability to manufacture the products.

Labeling and promotional activities are subject to scrutiny by the FDA and state regulatory agencies and, in some circumstances, the Federal Trade Commission. FDA enforcement policy prohibits the marketing of approved products for unapproved, or off-label, uses. These regulations and the FDA's interpretation of them may impair our ability to effectively market products for which we gain approval. Failure to comply with these requirements can result in regulatory enforcement action by the FDA. Further, we may not obtain the labeling claims we believe are necessary or desirable for the promotion of our product candidates.

We need to conduct preclinical, toxicology, genotoxicity and carcinogenicity studies and clinical trials of all of our product candidates. Any unanticipated costs or delays in these studies or trials, or the need to conduct additional trials, could reduce our revenues and profitability.

Generally, we must demonstrate the efficacy and safety of our product candidates before approval to market can be obtained from the FDA. Our product candidates are in various stages of clinical development. Depending upon the stage at which a product candidate is in the development process, we will need to complete preclinical, toxicology, genotoxicity and carcinogenicity studies, as well as clinical trials on these product candidates before we submit marketing applications in the United States and abroad. These studies and trials can be very costly and time-consuming. In addition, we rely on third parties to perform significant aspects of our studies and clinical trials, introducing additional sources of risk into our development programs. Results from preclinical testing and early clinical trials are not necessarily predictive of results obtained in later clinical trials involving large scale testing of patients in comparison to control groups.

The completion of clinical trials depends upon many factors, including the rate of enrollment of patients. If we are unable to accrue sufficient clinical patients during the appropriate period, we may need to delay our clinical trials and incur significant additional costs. In addition, FDA or Institutional Review Boards may require us to conduct additional trials or delay, restrict or discontinue our clinical trials on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Even if we complete our clinical trials, we may be unable to submit an NDA to the FDA as scheduled. Once submitted, an NDA would require FDA approval before we could distribute or commercialize the product described in the application.

Even if we determine that data from our clinical trials, toxicology, genotoxicity and carcinogenicity studies are positive, we cannot assure you that the FDA, after completing its analysis, will not determine that the trials should have been conducted or analyzed differently, and thus reach a different conclusion from that reached by us, or request that further trials or analysis be conducted. For example, the FDA may also require data in certain subpopulations, such as pediatric use, prior to NDA approval, unless we can obtain a waiver to delay such a study.

Our costs associated with our human clinical trials vary based on a number of factors, including:

    .  the order and timing of clinical indications pursued;

    . the extent of development and financial support from collaborative parties, if any;

    .  the number of patients required for enrollment;

    . the difficulty in obtaining sufficient patient populations and clinicians;

    . the difficulty of obtaining clinical supplies of our product candidates; and

    .  governmental and regulatory delays.

Even if we obtain positive preclinical or clinical study results initially, future clinical trial results may not be similarly positive.

We depend on collaborations with third parties, which may reduce our product revenues or restrict our ability to commercialize products.

Our ability to develop, manufacture, commercialize and obtain regulatory approval of our existing and any future product candidates depends upon our ability to enter into and maintain contractual and collaborative arrangements with others. We have and intend in the future to retain contract manufacturers and clinical trial investigators. In addition, the identification of new compounds or product candidates for development may require us to enter into licensing or other collaborative agreements with others, including pharmaceutical companies and research institutions. We currently intend to market and commercialize our products through others, which will require us to enter into sales, marketing and distribution arrangements with third parties. These arrangements may reduce our product revenues.

Our third party contractual or collaborative arrangements may require us to grant rights, including marketing rights, to one or more parties. These arrangements may also contain covenants restricting our product development or business efforts in the future, or other terms which are burdensome to us, and may involve the acquisition of our equity securities. Collaborative agreements for the acquisition of new compounds or product candidates may require us to pay license fees, make milestone payments and/or pay royalties.

We cannot be sure that we will be able to maintain our existing or future collaborative or contractual arrangements, or that we will be able to enter into future arrangements with third parties on terms acceptable to us, or at all. If we fail to maintain our existing arrangements or to establish new arrangements when and as necessary, we could be required to undertake these activities at our own expense, which would significantly increase our capital requirements and may delay the development, manufacture and commercialization of our product candidates.

We are subject to a number of risks associated with our dependence on contractual and collaborative arrangements with others:

    . We may not have day-to-day control over the activities of our contractors or collaborators.

    .  Third parties may not fulfill their obligations to us.

    . We may not realize the contemplated or expected benefits from collaborative or other arrangements.

    . Business combinations and changes in the contractual or collaborative party's business strategy may adversely affect its willingness or ability to complete its obligations to us.

    . The contractor or collaborative party may have the right to terminate its arrangements with us on limited or no notice and for reasons outside of our control.

    . The contractual or collaborative party may develop or have rights to competing products or product candidates and withdraw support or cease to perform work on our products.

    . Disagreements may arise regarding breach of the arrangement, ownership of proprietary rights, clinical results or regulatory approvals.

These factors could lead to delays in the development or commercialization of our product candidates, and disagreements with our contractors or collaborators could require or result in litigation or arbitration, which would be time-consuming and expensive. Our ultimate success may depend upon the success and performance on the part of these third parties. If we fail to maintain these relationships or establish new relationships as required, development and commercialization of our product candidates will be delayed.

We currently depend and will in the future depend on third parties to manufacture our product candidates, including MT 100. If these manufacturers fail to meet our requirements, the product development and commercialization of our product candidates will be delayed.

We do not have, and have no plans to develop, the internal capability to manufacture either clinical trial or commercial quantities of products that we may develop or are under development. We rely upon third party manufacturers to supply us with MT 100 and our other product candidates. We are negotiating a contract with the manufacturer of our clinical trial materials to manufacture MT 100 commercially; however, we may not be able to reach an agreement on terms agreeable to us. Even if we are able to negotiate a commercial supply contract with our current manufacturer, there is no guarantee that this manufacturer will be a financially viable entity going forward. If any of the foregoing occurs, or if our current manufacturer is unable to satisfy our requirements, and we are required to find an alternative source of supply, there may be additional cost and delays in product development and commercialization of our product candidates, including MT 100, or we may be required to comply with additional regulatory requirements.

If we are unable to build sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to commercialize any of our drug candidates.

We intend to enter into agreements with third parties to market and sell any of our product candidates approved by the FDA for commercial sale. We may not be able to enter into marketing and sales agreements with others on terms acceptable to us, if at all. To the extent that we enter into marketing and sales agreements with others, our revenues, if any, will be affected by the sales and marketing efforts of others. We may also retain the right, where possible, to co-promote our products in conjunction with our collaborative parties. If we are unable to enter into third-party sales and marketing agreements, or if we are exercising our rights to co-promote a product, then we will be required to develop internal marketing and sales capabilities. We may not successfully establish marketing and sales capabilities or have sufficient resources to do so.

If our competitors develop and commercialize products faster than we do or if their products are superior to ours, our commercial opportunities will be reduced or eliminated.

Our product candidates will have to compete with existing migraine therapies. There are also numerous competitors developing new products to treat migraine and the other diseases and conditions for which we may seek to develop products in the future, which could render our product candidates or technologies obsolete or non-competitive. Our competitors include large pharmaceutical companies, biotechnology companies, universities and public and private research institutions. We face, and will continue to face, intense competition from other companies for securing collaborations with pharmaceutical companies, establishing relationships with academic and research institutions, and acquiring licenses to proprietary technology. These competitors, either alone or with collaborative parties, may succeed with technologies or products that are more effective than any of our current or future technologies or products. Many of our actual or potential competitors, either alone or together with collaborative parties, have substantially greater financial resources, and almost all of our competitors have larger numbers of scientific and administrative personnel than we do. Many of these competitors, either alone or together with their collaborative parties, also have significantly greater experience than we do in:

    .  developing product candidates;

    .  undertaking preclinical testing and human clinical trials;

    .  obtaining FDA and other regulatory approvals of product candidates;
       and

    .  manufacturing and marketing products.

Accordingly, our actual or potential competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before we do. Our competitors may also develop products or technologies that are superior to those we are developing, and render our product candidates or technologies obsolete or non-competitive. If we cannot successfully compete with new or existing products, our marketing and sales will suffer and we may not ever be profitable.

If we are unable to protect our patents or proprietary rights, or if we are unable to operate our business without infringing the patents and proprietary rights of others, we may be unable to develop our product candidates or compete effectively.

The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, in part, on our ability, and the ability of our licensors, to obtain and to keep protection for our products and technologies under the patent laws of the United States and other countries, so that we can stop others from using our inventions. Our success also will depend on our ability to prevent others from using our trade secrets. In addition, we must operate in a way that does not infringe, or violate, the patent, trade secret, and other intellectual property rights of other parties.

We cannot know how much protection, if any, our patents will provide or whether our patent applications will issue as patents. The breadth of claims that will be allowed in patent applications cannot be predicted and neither the validity nor enforceability of claims in issued patents can be assured. If, for any reason, we are unable to obtain and enforce valid claims covering our products and technology, we may be unable to prevent competitors from using the same or similar technology or to prevent competitors from marketing identical products. In addition, due to the extensive time needed to develop and test our products, any patents that we obtain may expire in a short time after commercialization. This would reduce or eliminate any advantages that such patents may give us.

We may need to license rights to third party patents and intellectual property to continue the development and marketing of our product candidates. If we are unable to acquire such rights on acceptable terms, our development activities may be blocked and we may be unable to bring our product candidates to market.

We may enter into litigation to defend ourselves against claims of infringement, assert claims that a third party is infringing one or more of our patents, protect our trade secrets or know-how, or to determine the scope and validity of other's patent or proprietary rights. As a result of such litigation, our patent claims may be found to be invalid, unenforceable or not of sufficient scope to cover the activities of an alleged infringer. If we are found to infringe the patent rights of others, then we may be forced to pay damages sufficient to irreparably damage the company and/or be prevented from continuing our product development and marketing activities. Regardless of its eventual outcome, any lawsuit that we enter into may consume time and resources that will impair our ability to develop and market our product candidates.

We have entered into confidentiality agreements with our employees, consultants, advisors and collaborators. However, these parties may not honor these agreements and, as a result, we may not be able to protect our rights to unpatented trade secrets and know-how. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. Also, many of our scientific and management personnel were previously employed by competing companies. As a result, such companies may allege trade secret violations and similar claims against us.

If we fail to acquire, develop and commercialize additional products or product candidates, or fail to successfully promote or market approved products, we may never achieve profitability.

As part of our business strategy, we plan to identify and acquire product candidates or approved products in areas in which we possess particular knowledge. Because we do not directly engage in basic research or drug discovery, we must rely upon third parties to sell or license product opportunities to us. Other companies, including some with substantially greater financial, marketing and sales resources, are competing with us to acquire such products. We may not be able to acquire rights to additional products on acceptable terms, if at all. In addition, we may acquire new products with different marketing strategies, distribution channels and bases of competition than those of our current products. Therefore, we may not be able to compete favorably in those product categories.

Any of our future products, including MT 100, may not be accepted by the market, which would limit the commercial opportunities for our products.

Even if our product candidates perform successfully in clinical trials and are approved by the FDA and other regulatory authorities, our future products, including MT 100, may not achieve market acceptance and may not generate the revenues that we anticipate. The degree of market acceptance will depend upon a number of factors, including:

    .  the receipt and timing of regulatory approvals;

    .  the availability of third-party reimbursement;

    .  indications for which the product is approved;

    .  rate of adoption by health care providers;

    .  rate of product acceptance by target patient populations;

    .  price of product relative to alternative therapies;

    .  availability of alternative therapies;

    . extent of marketing efforts by us and third-party distributors and agents;

    .  publicity regarding our products or similar products; and

    . extent and severity of side effects as compared to alternative therapies.

If we do not receive adequate third-party reimbursements for any of our future products, our revenues and profitability will be reduced.

Our ability to commercialize our product candidates successfully will depend, in part, on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the United States, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of a newly approved health care product particularly for indications for which there is no current effective treatment or for which medical care is typically not sought. Adequate third-party coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product research and development. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of our products, our products may fail to achieve market acceptance.

Our future revenues, profitability and access to capital will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care through various means. We expect that a number of federal, state and foreign proposals will seek to control the cost of drugs through governmental regulation. We are unsure of the form that any health care reform legislation may take or what actions federal, state, foreign and private payors may take in response to the proposed reforms. Therefore, we cannot predict the effect of any implemented reform on our business.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

The testing and marketing of pharmaceutical products entails an inherent risk of product liability. Product liability claims might be brought against us by consumers, health care providers, pharmaceutical companies or others selling our future products. If we cannot successfully defend ourselves against such claims, we may incur substantial liabilities or be required to limit the commercialization of our product candidates. We have obtained limited product liability insurance coverage only for our human clinical trials. However, insurance coverage is becoming increasingly expensive, and no assurance can be given that we will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We may not be able to obtain commercially reasonable product liability insurance for any products approved for marketing. If a plaintiff brings a successful product liability claim against us in excess of our insurance coverage, if any, we may incur substantial liabilities and our business may fail.

We may need substantial additional funding and may not have access to capital. If we are unable to raise capital when needed, we may need to delay, reduce or eliminate our product development or commercialization efforts.

We may need to raise additional funds to execute our business strategy. We have incurred losses from operations since inception and we expect to incur additional operating losses. In particular, we believe that we will require additional capital to fund the acquisition of new product candidates. Our actual capital requirements will depend upon numerous factors, including:

    .  the progress of our research and development programs;

    .  the progress of preclinical studies and clinical testing;

    .  the time and cost involved in obtaining regulatory approvals;

    . the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

    .  the effect of competing technological and market developments;

    . the effect of changes and developments in our collaborative, licensing and other relationships; and

    . the terms and timing of any new collaborative, licensing and other arrangements that we may establish.

We may be unable to raise sufficient funds to execute our business strategy. In addition, we may not be able to find sufficient debt or equity funding on acceptable terms. If we cannot, we may need to delay, reduce or eliminate research and development programs. The sale by us of additional equity securities or the expectation that we will sell additional equity securities may have an adverse effect on the price of our common stock. In addition, collaborative arrangements may require us to grant product development programs or licenses to third parties for products that we might otherwise seek to develop or commercialize ourselves.

We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm our research and development efforts.

We are highly dependent on the efforts of our key management and scientific personnel, especially John Plachetka, our President, Chief Executive Officer and Chief Scientist. Dr. Plachetka signed an employment agreement with us on April 1, 1999, for a three-year term with automatic one year renewal terms. We do not have employment agreements with our other key management personnel. If we lose the services of Dr. Plachetka or the services of any of our other key personnel, or fail to recruit key scientific personnel, we may be unable to achieve our business objectives. There is intense competition for qualified scientific personnel. Since our business is very science-oriented, we need to continue to attract and retain such people. We may not be able to continue to attract and retain the qualified personnel necessary for developing our business. Furthermore, our future success will also depend in part on the continued service of our other key management personnel.

                         Risks Related to this Offering

Our stock price is likely to be highly volatile, and if the market price of our common stock after this offering is lower than the price you paid, you may not be able to sell your shares without incurring a loss.

Prior to this offering, there has been no public market for our common stock. If you purchase shares of our common stock in this offering, you will not pay a price that was established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters. After this offering, an active trading market in our stock might not develop or continue.

The market prices for securities of early-stage pharmaceutical and biotechnology companies have been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

    . results of preclinical studies and clinical trials conducted by us or on our behalf, or by our competitors;

    . announcements of technological innovations or new commercial products by us, by third parties with respect to strategic relationships maintained with us, or by our competitors;

    . regulatory developments in both the United States and foreign countries;

    .  changes in reimbursement policies;

    . developments or disputes concerning patents or other proprietary rights;

    .  fluctuations in our operating results;

    . changes in financial estimates or recommendations by security analysts;

    . public concern as to the safety and efficacy of products developed by us, our collaborators or our competitors;

    .  lack of adequate trading liquidity as a public company;

    .  future sales or distributions of our common stock; and

    .  general market conditions.

In the past, following periods of volatility in the marketplace of a particular company's securities, securities class action litigation has often been brought against the company. We may become involved in this type of litigation in the future. Litigation of this type is often extremely expensive and diverts management's attention and resources.

As a result of prior sales of our common stock at prices lower than the price in this offering, you will incur immediate and substantial dilution of the value of your shares.

The offering price of our common stock is substantially higher than the net tangible pro forma book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering at an assumed initial public offering price of $15.00 per share will incur immediate and substantial dilution in the net tangible book value of their common stock of $11.61 per share on a pro forma basis as of June 30, 2000. In the past, we issued options and warrants to acquire capital stock at prices significantly below the assumed offering price. There will be further dilution to investors when any of these outstanding options and warrants are exercised.

Future sales of our common stock could cause the market price of our common stock to decline.

The market price of our common stock could decline due to sales of a large number of shares in the market after this offering or the perception that such sales could occur, including sales or distributions of shares by our large stockholders. These sales could also make it more difficult for us to sell equity securities in the future.

Our certificate of incorporation and bylaws may prevent or frustrate any attempt to replace or remove the current management of the Company by stockholders.

Our certificate of incorporation and bylaws, as in effect on the date of this offering, include a number of provisions that may deter or impede changes of control or management. These provisions include:

  . our board of directors is classified into classes of directors with staggered three-year terms;

  . our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of these shares, all without stockholder approval;

  . all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent;

  . special meetings of the stockholders may be called only by the chairman of our board of directors, the chief executive officer or our board of directors;

  . a supermajority (75%) vote of our stockholders is required to remove a member of our board of directors, and then only for cause; and

  .  no cumulative voting is permitted.

These provisions may have the effect of delaying or preventing a change of control, even at stock prices higher than the then current price of our stock.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These forward-looking statements include statements about the following:

  .  our product development efforts;

  . anticipated regulatory requirements and clinical trial initiation dates for our product candidates;

  .  our clinical trials;

  .  future collaborative agreements;

  . status of our regulatory process for MT 100 and other product candidates;

  .  plans for manufacturing, sales and marketing;

  .  competitive factors;

  .  patent and proprietary rights;

  . our intentions to identify and acquire product candidates or approved products;

  .  market acceptance of our approved products;

  .  royalty, license and other revenues;

  .  technological change;

  .  implementation of corporate strategy;

  .  financial performance; and

  .  governmental regulation.

When used in this prospectus, we intend the words "believe," "anticipate," "estimate," "expect," "seek," "intend," and "may" to identify "forward-looking statements." Our forward-looking statements involve uncertainties and other factors that may cause our actual results, performances or achievements, to be far different from that suggested by our forward-looking statements. We discuss these factors in more detail elsewhere in this prospectus, including under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The cautionary statements made under "Risk Factors" and elsewhere in this prospectus should be read as being applicable to all related forward-looking statements wherever they may appear. You should not place undue reliance on our forward-looking statements.

The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act. The Act does not provide this protection for initial public offerings.

                                USE OF PROCEEDS

We estimate that the net proceeds from the sale of 5,000,000 shares of common stock in this offering will be approximately $68.3 million, or approximately $78.7 million if the underwriters exercise their over-allotment option in full. This is based upon an assumed initial public offering price of $15.00 per share, less underwriting discounts and estimated offering expenses.

We expect to use these proceeds for the following purposes:

  . approximately 65% for the development, approval and commercialization of our product candidates;

  .  approximately 25% to acquire products that are complementary to ours;
     and

  .  approximately 10% for general corporate and working capital purposes.

We will retain broad discretion in the allocation of the net proceeds of this offering, and the amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including:

  . the size, scope and progress of our product candidate development efforts;

  .  regulatory approvals;

  .  competition;

  .  marketing and sales activities;

  .  the market acceptance of any products introduced by us;

  .  future revenue growth, if any; and

  .  the amount of cash, if any, we generate from operations.

Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

We have never paid cash dividends on either our common or preferred stock. We currently intend to retain all of our future earnings to finance the growth and development of our business. We do not intend to pay cash dividends to our stockholders in the foreseeable future, except for any cash dividends paid to the holders of our series E convertible preferred stock at the time of this offering. The terms of our series E and series F convertible preferred stock provide for the payment of accumulated dividends upon their automatic conversion at the time of this offering, which dividends are payable to the holders of our series E convertible preferred stock either in shares of our common stock or in cash, at the option of the holder, and, to the holders of our series F convertible preferred stock, in shares of our common stock.

                                 CAPITALIZATION
                (in thousands, except share and per share data)

The following table sets forth our capitalization as of June 30, 2000 on an actual, pro forma and pro forma as adjusted basis. This table is based on the number of outstanding shares as of June 30, 2000 and does not include the following:

    . 1,506,270 shares of common stock issuable upon the exercise of stock options outstanding as of August 28, 2000 at a weighted average exercise price of $1.12 per share; and

    . 348,595 shares of preferred stock issuable upon the exercise of outstanding warrants, which will immediately prior to completion of this offering become warrants to purchase 470,255 shares of our common stock at an estimated weighted average exercise price of $2.12 per share (based upon an assumed initial public offering price of $15.00 per share and also assuming that warrants exercisable for our series E convertible preferred stock will, at the time of the offering, become warrants for common stock with an exercise price equal to the initial public offering price).

The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

                                                  As of June 30, 2000
                                        ---------------------------------------
                                                                   Pro Forma
                                          Actual    Pro Forma(1) As Adjusted(2)
                                        ----------- ------------ --------------
                                        (unaudited) (unaudited)   (unaudited)
Cash and cash equivalents..............   $13,850     $24,592       $92,842
                                          =======     =======       =======
Redeemable convertible Series E
 preferred stock, $0.001 par value;
 3,167,260 shares designated, 2,589,927
 shares issued and outstanding, actual,
 no shares issued and outstanding, pro
 forma and pro forma, as adjusted......    16,614         --            --
Series E preferred stock warrants......       261         --            --
Stockholders' equity (deficit):
 Preferred stock, $0.001 par value;
  20,000,000 shares authorized as of
  June 30, 2000 (10,000,000 shares
  authorized as of the effective date),
  6,402,102 shares issued and
  outstanding, actual, no shares issued
  and outstanding, pro forma and pro
  forma, as adjusted...................         6         --            --
 Common stock, $0.001 par value;
  30,000,000 shares authorized as of
  June 30, 2000 (90,000,000 shares
  authorized as of the effective date),
  5,872,699 shares issued and
  outstanding, actual, 21,428,361
  shares issued and outstanding, pro
  forma, 26,428,361 shares issued and
  outstanding, pro forma, as adjusted..         6          21            26
Additional paid-in capital.............    34,031      61,378       129,623
Warrants...............................     1,341       1,602         1,602
Deferred compensation..................    (7,323)     (7,323)       (7,323)
Accumulated deficit ...................   (34,220)    (34,220)      (34,220)
                                          -------     -------       -------
  Total stockholders' equity
   (deficit)...........................    (6,159)     21,458        89,708
                                          -------     -------       -------
    Total capitalization...............   $10,716     $21,458       $89,708
                                          =======     =======       =======

-------------------------------
(1) The pro forma information assumes:
  (a) with respect to the number of shares of common stock outstanding for the period:
    . the issuance as of June 30, 2000 of 1,597,285 shares of series F convertible preferred stock which were sold on August 28, 2000 for net proceeds of $10,742,000;

    . the reduction on September 15, 2000 of the conversion price of the shares of the series E and the series F convertible preferred stock pursuant to the terms of the series E and the series F convertible preferred stock, respectively, to $4.25 per share;

    . the payment of $756,340 of dividends accumulated through September
      30, 2000 upon the automatic conversion of the series E and the series F convertible preferred stock at the time of this offering by delivery of 50,423 shares of our common stock based upon an assumed initial public offering price of $15.00 per share and based upon our estimate as of September 15, 2000 of the amount of accumulated dividends that holders of series E convertible preferred stock will elect to receive in shares of common stock in lieu of cash;

    . the conversion of all outstanding shares of preferred stock into an aggregate of 15,555,663 shares of common stock, as adjusted for the stock split, upon the closing of this offering;

    . a 1.349-for-1 split of our common stock to holders of record prior to the effectiveness of this offering; and

(2) The pro forma as adjusted balance sheet data gives effect to the pro forma assumptions described in note (1) and to the issuance of 5,000,000 shares of our common stock in the offering at an assumed offering price of $15.00 per share, after deducting underwriting discounts and estimated offering expenses payable by us.

                                    DILUTION

Our pro forma net tangible book value as of June 30, 2000 was approximately $10.7 million, or $0.57 per share of common stock. Our pro forma net tangible book value assumes:

  . the reduction on September 15, 2000 of the conversion price of the shares of series E convertible preferred stock pursuant to the terms of the series E convertible preferred stock to $4.25 per share;

  . the payment of $390,575 of dividends accumulated through June 30, 2000 upon the automatic conversion of the series E convertible preferred stock at the time of this offering by delivery of 26,038 shares of our common stock based upon an assumed initial public offering price of $15.00 per share and based upon our estimate as of September 15, 2000 of the amount of accumulated dividends that holders of series E convertible preferred stock will elect to receive in shares of common stock in lieu of cash;

  . the conversion of all shares of preferred stock outstanding as of June 30, 2000 into an aggregate of 12,909,256 in shares of common stock, as adjusted for the stock split, upon the closing of this offering; and

  . a 1.349-for-1 split of our common stock to holders of record prior to the effectiveness of this offering.

After giving effect to our sale of 1,597,285 shares of series F convertible preferred stock for $6.95 per share on August 28, 2000, and after giving effect to the dividends accumulated on shares of series E convertible preferred stock from July 1, 2000 through September 30, 2000, our pro forma net tangible book value per share as of June 30, 2000 was approximately $21.5 million, or $0.43 per share of common stock. This pro forma net tangible book value also assumes the items set forth in the bullet points above as well as the following:

  . the reduction on September 15, 2000 of the conversion price of the shares of series F convertible preferred stock pursuant to the terms of the series F convertible preferred stock to $4.25 per share;

  . the payment of $90,030 of dividends accumulated through September 30, 2000 upon the automatic conversion of the series F convertible preferred stock at the time of this offering by delivery of 6,002 shares of our common stock based upon an assumed initial public offering price of $15.00 per share;

  . the conversion of the shares of series F convertible preferred stock into an aggregate of 2,621,609 shares of common stock, as adjusted for the stock split, upon the closing of this offering; and

  . the payment of $275,734 of dividends accumulated from July 1, 2000 through September 30, 2000 upon the automatic conversion of the series E convertible preferred stock at the time of this offering by delivery of 18,382 shares of our common stock based upon an assumed initial public offering price of $15.00 per share and based upon our estimate as of September 15, 2000 of the amount of accumulated dividends that holders of series E convertible preferred stock will elect to receive in shares of common stock in lieu of cash.

Pro forma net tangible book value per share represents the amount of our pro forma total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of the 5,000,000 shares of common stock offered hereby at an assumed initial public offering price of $15.00 per share less underwriting discounts and estimated offering expenses, our pro forma net tangible book value as of June 30, 2000, after giving effect to our sale of series F convertible preferred stock and the dividends accumulated on shares of series E convertible preferred stock from July 1, 2000 through September 30, 2000, would have been approximately $89.7 million, or $3.39 per share of common stock.

This represents an immediate increase in net tangible book value of $2.39 per share to existing stockholders and an immediate decrease in net tangible book value of $11.61 per share to new investors. The following table illustrates this unaudited per share dilution to new investors:

Assumed initial public offering price per share...................       $15.00
                                                                         ------
  Pro forma net tangible book value per share before this
   offering....................................................... $0.57
  Increase per share attributable to our sale of series F
   preferred stock................................................ $0.43
                                                                   -----
  Pro forma net tangible book value per share before this offering after giving effect to our sale of series F preferred stock.... $1.00
  Increase in pro forma net tangible book value per share
   attributable to new investors.................................. $2.39
                                                                   -----
Pro forma net tangible book value per share after this offering...       $ 3.39
                                                                         ------
Dilution per share to new investors...............................       $11.61
                                                                         ======

Assuming the exercise in full of the underwriters' over-allotment option, our adjusted pro forma net tangible book value as of June 30, 2000, after giving effect to this offering and to our sale of series F convertible preferred stock and the dividends accumulated on shares of series E convertible preferred stock from July 1, 2000 through September 30, 2000, would have been approximately $3.69 per share, representing an immediate increase in pro forma tangible book value of $2.69 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $11.31 per share to purchasers in this offering.

The following table sets forth, as of August 28, 2000, the number of shares of common stock previously issued by us on the pro forma basis described above, the total consideration reflected in our accounts and the average price per share to the existing stockholders and new investors, assuming the sale by us of 5,000,000 shares of common stock at an assumed initial public offering price of $15.00 per share and before deducting the estimated underwriting discounts and estimated offering expenses with respect to such shares:

                           Shares Purchased  Total Consideration
                          ------------------ -------------------- Average Price
                            Number   Percent    Amount    Percent   Per Share
                          ---------- ------- ------------ ------- -------------
Existing stockholders.... 21,428,361   81.1% $ 52,667,013   41.3%    $ 2.46
New investors............  5,000,000   18.9    75,000,000   58.7      15.00
                          ----------  -----  ------------  -----     ------
    Total................ 26,428,361  100.0% $127,667,013  100.0%    $ 4.83
                          ==========  =====  ============  =====     ======

Assuming the exercise in full of the underwriters' over-allotment option, the percentage of shares held by existing stockholders would be 78.8% of the total number of shares of common stock to be outstanding after the offering, and the number of shares held by new stockholders would be increased to 5,750,000 shares, or 21.2% of the total number of shares of common stock to be outstanding after the offering.

As of August 28, 2000, there were outstanding options to acquire 1,506,270 shares of common stock, at a weighted average exercise price of $1.12 per share, and warrants to acquire 348,595 shares of preferred stock were outstanding, which, immediately prior to consummation of this offering, will become warrants to acquire 470,255 shares of common stock, at an estimated weighted average exercise price of $2.12 per share (based upon an assumed initial public offering price of $15.00 per share and also assuming that warrants exercisable for our series E convertible preferred stock will, at the time of the offering, become warrants for common stock with an exercise price equal to the initial public offering price).

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

In the table below, we provide you with our selected historical financial data. We have prepared this information using our financial statements for the three years ended December 31, 1999, the period from September 26, 1996 (inception) through December 31, 1999 and the six-month periods ended June 30, 2000 and 1999. The financial statements for the three years ended December 31, 1999 and the period from September 26, 1996 (inception) through December 31, 1999 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the six-month periods ended June 30, 2000 and 1999 have not been audited.

When you read this summary historical financial data, it is important that you read along with it the historical financial statements and related notes included herein, as well as the sections of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                          Period from        Six Months Ended
                          Year Ended December 31,     September 26, 1996         June 30,
                          --------------------------  (inception) through -----------------------
                           1997     1998      1999     December 31, 1999     1999        2000
                          -------  -------  --------  ------------------- ----------- -----------
                                                                          (unaudited) (unaudited)
Statement of Operations
 Data:
Operating expenses:
 General and
  administrative........  $ 1,021  $ 1,478  $  2,320       $  4,905         $   884    $  2,083
 Research and
  development...........    3,097    7,569     9,458         20,149           3,025       7,264
                          -------  -------  --------       --------         -------    --------
Total operating
 expenses...............    4,118    9,047    11,778         25,054           3,909       9,347
Interest income
 (expenses), net........      315      309      (367)           267             (42)        305
                          -------  -------  --------       --------         -------    --------
Net loss................   (3,803)  (8,738)  (12,145)       (24,787)         (3,951)     (9,042)
Non-cash preferred stock
 charge ................      --       --        --             --              --       16,875
Preferred stock
 dividends..............      --       --        --             --              --          391
                          -------  -------  --------       --------         -------    --------
Net loss attributable to
 common stockholders....  $(3,803) $(8,738) $(12,145)      $(24,787)        $(3,951)   $(26,308)
                          =======  =======  ========       ========         =======    ========
Basic and diluted net
 loss per
 common share...........  $ (0.65) $ (1.50) $  (2.08)                       $ (0.68)   $  (4.48)
                          =======  =======  ========                        =======    ========
Shares used in computing
 basic and diluted net
 loss per common share..    5,814    5,835     5,845                          5,844       5,866
                          =======  =======  ========                        =======    ========
Pro forma net loss per
 common share--basic and
 diluted
 (unaudited)(1).........                    $  (1.01)                                  $  (1.56)
Pro forma weighted
 average common shares
 outstanding--basic and
 diluted
 (unaudited)(1).........                      12,008                                     16,811


                                   As of December 31,           As of June 30,
                              --------------------------------  --------------
                               1996    1997    1998     1999         2000
                              ------  ------  -------  -------  --------------
                                                                 (unaudited)
Balance Sheet Data:
Cash and cash equivalents.... $5,656  $8,089  $ 2,986  $ 4,171     $ 13,850
Total assets.................  5,656   8,291    3,113    4,325       14,147
Redeemable preferred stock...    --      --       --       --        16,614
Accumulated deficit..........   (101) (3,904) (12,642) (24,787)     (34,220)
Total stockholders' equity
 (deficit)(2)................  5,402   6,367    1,047    1,965       (6,159)

----------------------------
(1) The pro forma information assumes:
    . the reduction on September 15, 2000 of the conversion price of the shares of the series E convertible preferred stock pursuant to the terms of the series E convertible preferred stock to $4.25 per share;
    . the payment of $390,575 of dividends accumulated through June 30, 2000 upon the automatic conversion of the series E convertible preferred stock at the time of this offering by delivery of 26,038 shares of our common stock based upon an assumed initial public offering price of $15.00 per share and based upon our estimate as of September 15, 2000 of the amount of accumulated dividends that holders of series E convertible preferred stock will elect to receive in shares of common stock in lieu of cash;
    . the conversion of all outstanding shares of preferred stock through June 30, 2000 into an aggregate of 12,909,256 shares of common stock, as adjusted for the stock split, upon the closing of this offering; and
    . a 1.349-for-1 split of our common stock to holders of record prior to the effectiveness of this offering.
(2) Includes warrants exercisable for 348,595 shares of preferred stock that will become warrants exercisable for 470,255 shares of common stock upon the closing of this offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of the financial condition and results of operations in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

Overview

We are a pharmaceutical company engaged in the development of products in targeted therapeutic areas. Since our inception in 1996, our business activities have primarily been associated with the development and acquisition of four pharmaceutical product candidates. Our lead product candidate is MT 100, an orally delivered therapeutic in Phase 3 clinical trials for the treatment of migraine. To date, we have devoted substantially all our resources to the research and clinical development of MT 100 and of MT 300, our injectable product candidate for severe migraine that is intended to begin Phase 3 trial by the first half of 2001. Our other migraine therapeutic product candidates include MT 500, a migraine prophylactic, and MT 400, an orally delivered co-active therapy. Specifically, our business activities have included:

    .  product candidate research and development;

    .  designing and funding clinical trials for our product candidates;

    .  regulatory and clinical affairs;

    .  intellectual property prosecution and expansion; and

    .  business development including product acquisition or in-licensing.

Historically, we have financed our operations and internal growth primarily through private placements of preferred stock rather than through collaborative or partnership agreements. Therefore we have no research funding or collaboration payments payable to us nor have we received any payments which are refundable or subject to performance milestones.

We have incurred significant losses since our inception and we have not generated any revenue. As of June 30, 2000, our accumulated deficit was $34,220,242. Our historical operating losses have resulted principally from our research and development activities, including Phase 3 and Phase 2 clinical trial activities for our product candidates MT 100 and MT 300, respectively, and general and administrative expenses. We expect to continue to incur operating losses over the next several years as we complete our MT 100 clinical trials, apply for regulatory approval, continue development of our other migraine therapeutic product candidates, and acquire and develop product portfolios in other therapeutic areas. Our results may vary depending on many factors, including:

    .  the progress of MT 100 and MT 300 in the regulatory process;

    . the acceleration of our other product candidates in the regulatory process;

    . the establishment of collaborations for the development and commercialization of any of our migraine product candidates; and

    .  acquisition or in-licensing of other therapeutic product candidates.

Our ability to generate revenue is dependent upon our ability, alone or with others, to successfully develop MT 100 or our other migraine product candidates, obtain regulatory approvals and, alone or with others, successfully manufacture and market our future products.

In March 2000, we closed a private placement of series E convertible preferred stock in which we raised net proceeds of $16,875,115 after commission and expenses.

In connection with this offering, we recorded a non-cash charge of $16,875,115 during March 2000 related to the beneficial conversion feature of the preferred stock we sold in March 2000. The series E convertible preferred stock was sold in March 2000 at $6.95 per share, which represented the fair value of the preferred stock and was in excess of the deemed fair value of our common stock. Subsequent to the commencement of our initial public offering process, we re-evaluated the deemed fair market value of our common stock as of March 2000 and determined it to be $22.48 per share (on a pre-split basis). Accordingly, the incremental fair value is deemed to be the equivalent of a preferred stock dividend. The non-cash charge was limited to the net proceeds received from the series E offering.

In connection with the grant of stock options to employees, we recorded deferred compensation of $5,284,017 in the six months ended June 30, 2000 and $3,045,666 in the year ended December 31, 1999, respectively. These amounts were recorded as a component of stockholders' equity and are being amortized as charges to operations over the vesting period of the options using the straight line method. The vesting period of the options is generally three years. Approximately $1,304,000 and $613,000 of the deferred compensation were charged to operations in the six months ended June 30, 2000 and in the year ended December 31, 1999, respectively. As of June 30, 2000 we anticipate recording the amortization of deferred compensation to operations of $2,949,117, $2,812,157, $2,576,726 and $289,269 for the years ended December 31, 2000,
2001, 2002 and 2003, respectively.

Historical Results of Operations

Six months ended June 30, 2000 compared to the six months ended June 30, 1999

Revenue: We generated no revenue during the six months ended June 30, 2000 or the six months ended June 30, 1999. In the future, we intend to generate revenue from upfront and milestone payments connected to potential collaborations for development and commercialization and from product royalty revenue.

Research and Development: Research and development expenses increased 140.1% to $7,263,556 for the six months ended June 30, 2000 from $3,025,045 for the six months ended June 30, 1999. This net increase was due primarily to a $2,251,000 increase in clinical trial costs reflecting a $2,801,000 increase in MT 100 trial costs along with a net decrease of $550,000 in clinical trial activity costs relating to other products. Toxicology study costs increased $857,000 reflecting a $1,159,000 increase in MT 500 toxicology costs and a decrease of $302,000 in toxicology costs relating to other products. Pharmaceutical development costs increased $183,000 for MT 100. Additional research and development personnel costs increased $948,000 of which $500,000 represented amortization of deferred stock compensation. We expect that research and development expenditures will continue to increase during 2000 due to the continuation and expansion of Phase 3 trials for MT 100 and MT 300, the commencement of the MT 400 proof-of-concept trial, and the expansion of MT 500 pharmaceutical development and toxicology study expenditures. Research and development expenses included the personnel costs related to our research activities and clinical trial preparations and monitoring expenses, and any regulatory matters.

General and Administrative: General and administrative expenses increased 135.6% to $2,083,482 for the six months ended June 30, 2000 from $884,160 for the six months ended June 30, 1999. This increase of $1,199,000 resulted from increases of $165,000 in personnel and related benefits, $572,000 for amortization of deferred stock compensation, $174,000 in professional fees, $108,000 in contracted consulting fees and $180,000 in other costs related to our expanded operational infrastructure. We expect that general and administrative expenditures will continue to increase during 2000 and subsequent years due to increasing fees and expenses associated with growth in our market research, business development and commercialization efforts. An expansion in general and administrative expenditures is also expected to accompany our infrastructure growth associated with our public company reporting activities. General and administrative expenses consisted primarily of the costs of administrative personnel and related facility costs along with legal, accounting and professional fees.

Interest Income, net: Interest income increased to $304,812 for the six months ended June 30, 2000 from a net interest expense of $42,008 for the six months ended June 30, 1999. The increase is attributable to higher interest income offset by lower interest expense. Interest income increased to $305,000 for the six months ended June 30, 2000 from $68,000 for the six months ended June 30, 1999 due to increased levels of cash and cash equivalents available for investing. During the six months ended June 30, 2000 there was no interest expense while interest expense was $110,000 for the six months ended June 30, 1999 and was related to the outstanding promissory note.

Year ended December 31, 1999 compared to year ended December 31, 1998

Revenue: We generated no revenue during the year ended December 31, 1999 or the year ended December 31, 1998.

Research and Development: Research and development expenses increased 25.0% to $9,458,225 for the year ended December 31, 1999 from $7,569,187 for the year ended December 31, 1998. This increase was primarily due to the $352,000 increase in toxicology studies and clinical trial costs associated with the Phase 3 clinical trial of MT 100, an increase of $537,000 in research and development personnel and benefits cost, and one-time licensing costs.

In September 1999, we entered into a license agreement with F. Hoffmann-La Roche, Ltd and Syntex ("Roche") in which we were granted certain patent rights and know how to develop, manufacture and commercialize Roche's MT 500 compound. The agreement provides for a product option during two discrete development periods whereby Roche would re-acquire all of the rights granted to us as well as any data, documentation, know how and additional intellectual property generated, owned or controlled by us. Depending upon the development period at which the product option is exercised, Roche would make specified one-time payments upon exercise of the product option and upon NDA approval. The maximum potential aggregate amount of these one-time payments is $50,000,000. In addition, Roche would make ongoing royalty payments based upon net sales following approval.

We made a one-time nonrefundable payment of $1,000,000 to enter into this agreement. If the product option is not exercised, we will pay Roche royalties on net sales and a portion of all payments owed by any sublicensees less our development costs. We charged the $1,000,000 payment to research and development expense.

General and Administrative: General and administrative expenses increased 57.0% to $2,319,939 for the year ended December 31, 1999 from $1,477,768 for the year ended December 31, 1998 and primarily reflects a $842,000 increase in personnel and related benefits, travel costs and professional fees.

Interest Income, net: Interest income, net decreased 218.7% to ($367,282) for the year ended December 31, 1999 from $309,324 for the year ended December 31, 1998. The decrease is attributable to the $450,000 loan origination fee on the convertible promissory note expensed as a financing cost and lower interest income offset by higher interest expense. Interest income decreased to $219,000 for the year ended December 31, 1999 from $345,000 for the year ended December 31, 1998 due to lower levels of cash and cash equivalents available for investing in 1999 as compared to 1998. Interest expense in the same periods was $586,000 and $36,000, respectively. The increase in interest expense is primarily due to interest paid upon the conversion of a promissory note.

Year ended December 31, 1998 compared to year ended December 31, 1997

Revenue: We generated no revenue during the year ended December 31, 1998 or the year ended December 31, 1997.

Research and Development: Research and development expenses increased 144.4% to $7,569,187 for the year ended December 31, 1998 from $3,096,963 for the year ended December 31, 1997. Of this $4,472,224 increase, approximately $3,227,000 or 72.2% was due to increased clinical trial activities for MT 100 and MT 300. The remaining increase was primarily due to an increase in preclinical and clinical activities along with an increase in personnel.

General and Administrative: General and administrative expenses increased 44.7% to $1,477,768 for the year ended December 31, 1998 from $1,021,248 for the year ended December 31, 1997 primarily due to a 1998 increase in personnel and other operational infrastructure expenses over those of the 1997 start-up period.

Interest Income, net: Interest income, net remained relatively constant at $309,324 for the year ended December 31, 1998 compared to $315,181 for the year ended December 31, 1997.

Income Taxes

As of June 30, 2000, we had federal and state net operating loss carryforwards of approximately $30,000,000 and research and development credit carryforwards of approximately $930,000. These federal net operating loss carryforwards and research and development credit carryforwards begin to expire in 2012. State net operating loss carryforwards begin to expire in 2001. The utilization of the loss carryforwards to reduce future income taxes will depend on our ability to generate sufficient taxable income prior to the expiration of the net loss carryforwards. In addition, the maximum annual use of net loss carryforwards is limited in certain situations where changes occur in our stock ownership.

Liquidity and Capital Resources

Since our inception, we have financed our operations and internal growth primarily through private placements of preferred stock resulting in aggregate net proceeds to us of $38,914,170. As of June 30, 2000, cash and cash equivalents were $13,850,252. The majority of the proceeds raised since inception have funded our operating activities.

Financing activities provided cash in an aggregate amount of approximately $41,925,013 since inception. These amounts represent the net proceeds we received from the sale of preferred and common stock and proceeds from notes payable. In March 2000, we closed a private placement of preferred stock financing that raised net proceeds of $16,875,115 after commission and expenses. In addition, in August 2000 we closed a private placement of preferred stock financing that raised net proceeds of $10,742,000 after commission and expenses. (We intend to recognize a non-cash preferred stock charge of $10,742,000 with respect to this financing.)

Net cash used in investing activities included primarily additions of equipment. Since inception through June 30, 2000, approximately $259,000 was spent on equipment. We expect to continue to make purchases of equipment at similar levels to support our expanding administrative operations.

At December 31, 1999, cash and cash equivalents totaled $4,171,086, an increase of $1,185,006 as compared to December 31, 1998. At June 30, 2000, cash and cash equivalents totaled $13,850,252, an increase of $9,679,166 as compared to December 31, 1999. The increase in cash and cash equivalents resulted primarily from our financing activities, offset by the cash used in operating activities.

Cash used by operations of $7,160,275 during the six months ended June 30, 2000 represented a net loss of $9,042,226 offset by non-cash charges of $1,326,554, a decrease in prepaid and other assets of $125,022 and an increase in accounts payable and accrued liabilities of $680,419. The increase in accounts payable and accrued liabilities was primarily due to the increased spending in our clinical activities.

Cash used in investing activities of $40,337 during the six months ended June 30, 2000 reflected the purchase of equipment.

Cash provided by financing activities during the six months ended June 30, 2000, which totaled $16,879,778, was generated primarily by the net proceeds of $16,875,115 from the sales of the series E preferred stock in March 2000.

Cash used by operations of $10,760,943 during 1999 represented a net loss of $12,145,446 partially offset by non-cash charges of $1,106,724, an increase in prepaid and other assets of $16,047 and an increase in accounts payable and accrued liabilities of $293,826.

Cash used in investing activities during 1999 of $54,676 reflected the purchase of equipment.

Cash provided by financing activities, which totaled $12,000,625 during 1999, was generated primarily by the receipt of proceeds from the sales of the series D preferred stock in July and September 1999 and proceeds from the July note payable.

At December 31, 1998, cash and cash equivalents totaled $2,986,080, a decrease of $5,102,550 as compared to December 31, 1997. The decrease in cash and cash equivalents reflected the cash used in operating activities reduced by our financing activities.

Cash used by operations of $7,287,096 during 1998 represented a net loss of $8,737,631 partially offset by non-cash charges of $444,448, a decrease in prepaid and other assets of $76,558, and an increase in accounts payable and accrued liabilities of $929,529. The increase in accounts payable and accrued liabilities was primarily due to the increased spending in our preclinical and clinical activities.

Cash used in investing activities during 1998 of $44,334 reflected the purchase of equipment.

Cash provided by financing activities, which totaled $2,228,880 during 1998, were generated primarily by the receipt of $2,223,325 from the sales of the series C preferred stock in March 1998.

We believe that the net proceeds from this offering, together with our current cash balances, will be sufficient to complete our on-going and planned clinical trials reflected in the description of business, to conduct appropriate development studies, and to satisfy our other anticipated cash needs for operating expenses for at least the next two years. We do not expect to make any material capital expenditures during the next two years. In addition, we do not currently have any milestone or other required material payment obligations during that period. However, we cannot be certain that additional funding will not be required and, if required, will be available on acceptable terms, or at all. Further, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants.

Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors. Our future capital requirements will depend on many factors, including:

  .  the number and progress of our clinical trials;

  . our ability to negotiate favorable terms with various contractors assisting in these clinical trails;

  .  our success in commercializing the products to which we have rights; and

  . the cost incurred enforcing and defending our patent claims and other intellectual rights.

Disclosure About Market Risk

Our exposure to market risk is currently confined to our cash and cash equivalents which have maturities of less than three months, and our short-term investments which have maturities of less than one year. We maintain an investment portfolio of commercial paper and short-term U.S. government securities. The securities in our investment portfolio are not leveraged, are classified as available-for-sale and are, due to their short-term nature, subject to minimal interest rate risk. We currently do not hedge interest rate exposure. Because of the short-term maturities of our investments, we do not believe that an increase in market rates would have any significant negative impact on the realized value of our investment portfolio but may negatively impact the interest expense associated with our long-term debt.

Recent Accounting Pronouncements

In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Investments and Hedging Activities," SFAS 133 establishes a new model for accounting for derivatives and hedging activities and supercedes several existing standards. SFAS 133, as amended by SFAS 137 and SFAS 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect that the adoption of SFAS 133 will have a material impact on its financial statements.

In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. SAB 101 explains how the SEC staff applies by analogy the existing rules on revenue recognition to other transactions not covered by such rules. In March 2000, the SEC issued SAB 101A that delayed the original effective date of SAB 101 until the second quarter of 2000 for calendar year companies. In June 2000, the SEC issued SAB 101B that further delayed the effective date of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Company does not expect that the adoption of SAB 101 will have a material impact on its financial statements.

                                    BUSINESS

Overview

We are a commercially focused pharmaceutical development company committed to building a portfolio of products in targeted therapeutic areas through a combination of innovation and in-licensing. Our initial therapeutic focus is on the migraine market. As of September 2000, we have completed three Phase 3 clinical trials for our lead product candidate, MT 100, which we are developing as an oral first-line therapy for the treatment of migraine. In order to compile data to support an NDA for MT 100, we are currently conducting two Phase 3 clinical trials of MT 100 which should be completed by the end of 2000. We also intend to initiate a Phase 3 trial by the first half of 2001 for MT 300, which we are designing as an injectable treatment for severe migraine attacks. Our migraine portfolio also contains one additional product candidate for the treatment of migraine and a prophylactic agent set to enter a Phase 2 clinical trial in the second half of 2001.

We intend to leverage our pharmaceutical product development expertise by acquiring or in-licensing and developing commercially attractive products in several areas outside of migraine. In addition, we plan to enter into collaborations with established pharmaceutical companies to commercialize and manufacture our product candidates.

Business Strategy

Our goal is to become a leading pharmaceutical development company. The principal elements of our strategy are to:

 Develop and commercialize our portfolio of migraine product candidates

 A substantial portion of our efforts over the next few years will be devoted to the further development, approval and commercialization of our portfolio of migraine product candidates. We intend to conduct clinical trials with our four migraine product candidates in order to obtain marketing approvals that will allow us to provide therapeutic alternatives for all segments of migraine patients. We intend to form collaborations with established pharmaceutical companies for the worldwide commercialization of our migraine product candidates.

 Build a product pipeline through innovation, in-licensing and acquisition

 We intend to build our product pipeline through innovation, in-licensing and acquisition of select proprietary product candidates. We will focus primarily on therapeutic areas with significant commercial potential in which members of our management team have development expertise. These areas of expertise include gastrointestinal disease, respiratory disease, infectious disease and oncology. We plan to develop novel products that exhibit distinct advantages over currently marketed products, as well as innovative combinations of already approved products in more convenient or more therapeutically appropriate formulations. We plan to identify and pursue product candidates with the following attributes:

    .  significant commercial potential;

    .  sound scientific basis;

    .  established preclinical safety and efficacy data at a minimum;

    .  readily measurable clinical endpoints previously accepted by the FDA;

    .  clinical development timelines generally under four years; and

    .  cost-effective development programs.

 We believe that pursuing product candidates with these attributes will enable us to develop commercially viable product candidates with lower development and financial risk than traditional pharmaceutical drugs.

 One of the strategies we will use to gain access to product candidates is to employ our license back option model. We believe that this model differs from a traditional in-licensing arrangement in that it affords us improved access to commercially attractive compounds, by providing the licensor with an option to license back the product candidate at various stages of development and on set terms and conditions. We used this model to in-license our MT 500 product candidate from Roche.

 Form collaborations for the commercialization of our product candidates

 We plan to establish collaborative relationships with pharmaceutical companies for the commercialization of our existing and future product candidates. In general, we intend to license our product candidates to pharmaceutical companies for commercialization once we have established substantial evidence of safety and efficacy, at which point we believe that we can obtain favorable economic terms. In addition, under our license back option model, if the licensor chooses not to license back the rights to the product candidate, we may pursue a collaboration with another third party for commercialization of the product or commercialize the product ourselves.

 Leverage development efforts through strategic outsourcing

 While maintaining overall control of the planning, development and regulatory processes, we seek to enter into strategic outsourcing relationships to develop and commercialize our product candidates in a cost-effective manner. We have contracted and plan to contract with third parties for product candidate testing, development and manufacturing.

Products Under Development

All of our migraine product candidates are being developed for the acute, or episodic, treatment of migraine, except for MT 500, which is being developed as a migraine prophylactic. If approved for commercial sale, all of the products in our migraine portfolio will be sold by prescription. The following chart sets forth information regarding our ongoing and currently planned clinical studies and some of our completed clinical studies:

  Product Candidate       Indication         Trial Description                      Status
-----------------------------------------------------------------------------------------------
  MT 100 Oral tablet  Migraine            MT 100 vs. components                Phase 3 complete
                       First-line therapy Multiple dosing regimen study        Phase 3 complete
                                           vs. placebo

                                          Long-term safety study               Phase 3 ongoing

                                          Pilot study--                        Phase 3 complete
                                           MT 100 vs. Imitrex and placebo

                                          MT 100 vs. components                Phase 3 ongoing

                                          Pharmacokinetic trials               Phase 1 planned
-----------------------------------------------------------------------------------------------
  MT 300              Migraine            Dose response study--                Phase 2 complete
   Injection           Severe attacks      MT 300 vs. placebo

                                          MT 300 vs. placebo                   Phase 3 planned

                                          Pharmacokinetic trials               Phase 1 planned
-----------------------------------------------------------------------------------------------
  MT 500              Migraine            Single and repeat dose               Phase 1 complete
   Oral tablet         Prophylaxis         tolerance study
                                          Extended tolerance study             Phase 1 planned

                                          MT 500 vs. placebo                   Phase 2 planned
-----------------------------------------------------------------------------------------------
  MT 400 Oral tablet  Migraine            Pilot study--                        Phase 2 complete
                       First-line therapy  MT 400 vs. component

                                          MT 400 vs. component and placebo     Phase 2 planned



Migraine Market

Migraine is characterized by recurring attacks of headache, often associated with visual, auditory or gastrointestinal disturbances. While the precise mechanism of migraine is unknown, researchers believe migraine attacks are caused by acute inflammation surrounding selected blood vessels in the head. The average migraine sufferer experiences the first attack during the early teen years, and the attacks generally continue throughout adulthood. We estimate that global sales of prescription pharmaceuticals for the treatment of migraine will exceed $2 billion by 2001.

Not all migraine attacks are of the same severity. Consequently, a variety of oral, injectable and intranasal therapies are used to treat different types of migraine attacks. Many patients use a personal, individually developed, step-care approach to treat their attacks. Attacks are often treated initially with simple over-the-counter analgesics, particularly if the patient is unable to determine if the attack is a migraine or some other type of headache. If over-the-counter remedies are unsuccessful, patients often turn to more potent prescription drugs, including narcotics, analgesic/narcotic drug combinations and triptans.

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

Currently, we are aware of no narcotics approved specifically for the treatment of migraine. However, narcotics are prescribed outside their approved indications to treat severe migraine attacks due to their ability to mask migraine headache pain. The use of narcotics for the treatment of migraine has been limited because they do not address the non-pain symptoms of migraine such as nausea and vomiting and can cause side effects such as drowsiness, dizziness and constipation, and because of their potential to cause addiction. In addition, analgesics such as acetaminophen and aspirin are generally used to treat only mild migraine attacks, and, similarly to narcotics, do not address the non-pain symptoms of migraines such as nausea and vomiting.

Triptans are the family of drugs most commonly prescribed for the treatment of migraine attacks. Triptans have demonstrated the ability to treat migraines by constricting blood vessels in the brain. Although triptans can be effective in treating migraine symptoms, they are often associated with significant side effects and other disadvantages that include:

    . the occurrence of cardiovascular related events, including chest pain/discomfort, throat discomfort and warm/cold sensations;

    .  the potential for serious cardiovascular events, including death;

    . difficulty in producing sustained pain relief with a single dose in a majority of patients;

    .  the occurrence of nausea and dizziness during treatment; and

    . the need for cardiovascular evaluations from physicians before initially prescribing triptans to patients with cardiovascular disease risk factors.

Despite these shortcomings, in 1999, according to IMS Health's Retail and Provider Perspective, or IMS, total triptan sales in the U.S. were approximately $1.1 billion. Imitrex(R), marketed by Glaxo Wellcome, is the dominant triptan product, with, according to IMS, total U.S. sales of approximately $855 million in 1999. There are currently three triptan formulations commercially available: oral, intranasal and injectable. Oral triptans are often prescribed as a first-line treatment for migraine pain. Intranasal triptans are often prescribed for patients requiring faster relief than oral drugs can provide or for patients who cannot take oral medications. For the most severe attacks, patients sometimes use an injectable form of a triptan.

Because of the problems associated with triptans, narcotics and analgesics, we believe that an opportunity exists in all migraine therapeutic segments for products designed to deliver an improved onset and duration of relief with reduced side effects, especially those related to cardiovascular events.

MT 100

MT 100 is being developed as an oral first-line therapy for the treatment of migraine pain and associated symptoms. Oral therapies are currently the most prevalent form of migraine therapy. According to IMS, existing oral therapies accounted for approximately $883 million in sales in the U.S. in 1999, of which Imitrex's oral dosage form accounted for approximately $593 million.

MT 100 is a proprietary formulation that combines metoclopramide hydrochloride, a commercially available agent that relieves nausea and enhances gastric emptying, and naproxen sodium, a commercially available anti-inflammatory and analgesic agent. MT 100 is designed to release a set amount of metoclopramide hydrochloride initially, followed by a set amount of naproxen sodium. The initial release of metoclopramide is intended to accelerate the absorption of naproxen and to reduce nausea, which can be associated with migraines. Results from our pharmacokinetic study in normal volunteers indicated that peak naproxen blood levels were approximately 15% higher and were obtained approximately 30 minutes faster following administration of MT 100 than with naproxen sodium alone. Based on this study, we believe that MT 100 will enhance the speed, effectiveness and duration of migraine symptom relief provided by each component alone, with fewer adverse side effects than other migraine therapies.

 MT 100 Clinical Trials

Generally, we must demonstrate the efficacy and safety of our product candidates, including MT 100, before seeking marketing approval from the FDA. To demonstrate efficacy in a combination product candidate like MT 100, which combines two previously approved component products, we must demonstrate in clinical trials that it is both superior to each of its individual components, and more effective in treating symptoms of migraine when compared to a placebo. Generally, the FDA requires two successful clinical trials to demonstrate that the product candidate meets each of these standards for approval.

We have completed two Phase 2 clinical trials and three Phase 3 clinical trials and have two Phase 3 clinical trials ongoing for MT 100. To date, more than 4,000 patients or volunteers have participated in Phase 2 and Phase 3 clinical trials with MT 100, more than 2,250 of whom have received some form of MT 100.

In August 1998, we completed a randomized, double-blind, placebo controlled, Phase 2 clinical trial designed to evaluate different dose combinations of metoclopramide hydrochloride and naproxen sodium in the treatment of migraine. A randomized, double-blind, placebo controlled trial is one in which the treatment or placebo is randomly assigned (randomized), neither the investigator nor the patient is aware of whether the treatment or placebo is being administered (double-blind), and is a comparison of the efficacy of the drug candidate to placebo (placebo controlled). The trial involved 514 patients at 34 medical centers in the United States. Patients treated in this study remained in the physician's office for two hours after dosing and then were discharged to record any change in symptoms for the remainder of the 24-hour study period. The results of the study indicated that the optimal dose of MT 100 would include 16mg of metoclopramide hydrochloride and 500mg of naproxen sodium. While the study was not designed to demonstrate differences between the MT 100 combination and its components, preliminary evidence suggested that MT 100 might represent an improvement over its components on a sustained response basis.

Sustained response is a clinical measure used to evaluate both speed of onset and duration of migraine pain relief provided by the drug being studied. Sustained response is defined as:

    . the reduction of moderate or severe pain at baseline to mild or no pain without the use of rescue medication at two hours; and

    . no return to either moderate or severe pain, or the use of rescue medicine, over the next 22 hours.

In September 1998, we completed a second Phase 2 clinical trial involving two different doses of MT 100. The 181 patient trial was conducted at 19 medical centers in Germany and was similar in design to the Phase 2 clinical trial conducted in the United States. While the study was not designed to distinguish efficacy differences between doses, a dose-response relationship was observed both on measures of acute relief and sustained response.

In December 1999, we completed a 1,064 patient Phase 3 clinical trial. This clinical trial was conducted at 37 medical centers in the United States and was designed to compare the safety and efficacy of MT 100 with its individual components, naproxen sodium and metoclopramide hydrochloride, for the treatment of migraine. In contrast to the design of our Phase 2 clinical trials in which patients were treated at the physician's office, eligible patients in this Phase 3 component clinical trial were provided a sealed packet of study medication and a diary card. At the time of their next migraine attack, patients called their physician and were instructed to take the study medication if their headache pain was moderate or severe, and to record migraine symptoms for 24 hours after ingesting the dose.

The primary efficacy endpoint for this Phase 3 clinical trial comparing the combination with the components was sustained response. The primary endpoint is the outcome against which the success of the product candidate in a particular trial is evaluated. Using the statistical analysis methodology specified in the trial protocol, MT 100 showed statistically significant superiority over only one of its two components. However, MT 100 showed statistically significant superiority over both components when the results of this trial were analyzed using a statistical test which was a refinement of the statistical analysis methodology originally specified in the protocol.

The refined statistical analysis of this trial indicated that the percentage of patients that achieved the primary endpoint of sustained response using MT 100 was a statistically significant 19% greater than the percentage of patients who achieved sustained response using naproxen sodium, and a statistically significant 81% greater than the percentage of those using metoclopramide hydrochloride. There was no statistically significant difference in the occurrence of adverse events for MT 100 relative to naproxen sodium or metoclopramide hydrochloride. No single adverse event occurred from MT 100 in more than 2.4% of the patient population. Adverse events included drowsiness, diarrhea, abdominal pain, dizziness, infection and nervousness.

Based on our discussions with the FDA, we have designed our ongoing second Phase 3 clinical trial comparing MT 100 to its components. Based on those discussions, we believe that, if the results of this second trial are also statistically significant using the refined statistical analysis method, the FDA will accept the initial trial results, and we will have satisfied the FDA requirement for the successful completion of two Phase 3 clinical trials comparing MT 100 with its components. Finally, based on these discussions, in addition to showing a statistically significant increase in patients achieving sustained response in all of our trials, we must also demonstrate in our planned Phase 3 placebo controlled trials that MT 100 is superior to placebo in three additional endpoints to obtain FDA approval for the entire label that we intend to seek in migraine. These additional endpoints are relief of nausea, sensitivity to light and sensitivity to sound. MT 100 showed statistically significant superiority to placebo for each of these endpoints in both our Phase 3 multiple dosing trial and our Phase 3 pilot study discussed below.

In October 1999, we initiated a Phase 3 open label, long-term safety trial for MT 100. In an open label, long-term safety trial, only one treatment is administered (open label) and the trial continues until 300 patients have been treated for at least six months and 100 patients have been treated for at least 12 months (long-term). Migraine patients in this trial receive a supply of MT 100 for use in the treatment of any migraine attack that occurs. Adverse events are recorded by each patient. Patients are evaluated every three months and may be treated for up to 12 months. To date, over 1,000 patients have been recruited into this trial, with approximately 400 having completed six months of treatment and 300 having completed nine months of treatment.

In addition, we have completed a Phase 3 multiple dosing trial in which patients with migraine randomly received either placebo or a single tablet of MT 100. The 426 patient trial was conducted at 15 medical centers in the United States. Those patients who continued to have moderate or severe headache pain at two hours randomly received a second tablet of either a placebo or MT 100. MT 100 showed statistically significant superiority to placebo in the trial's primary endpoint of two-hour sustained response rate. Furthermore, within two hours after the initial dosing, MT 100 showed statistically significant superiority to placebo in the trial's secondary endpoints of reducing pain, relief of nausea, sensitivity to light and sensitivity to sound. A second dose of MT 100 administered at two hours to non-responders was no more effective than placebo. No single adverse event occurred from MT 100 in more than 7.0% of the patient population. Adverse events included drowsiness, diarrhea, abdominal pain, dizziness, infection and nervousness.

We recently conducted a 546 patient, double-blind, Phase 3 pilot study comparing four treatments: placebo, MT 100 one tablet, MT 100 two tablets, and Imitrex 50mg. Results from that study indicate that all active treatments were statistically superior to placebo for pain relief at 2 hours and that there were no statistically significant differences between active treatments. Only the MT 100 one tablet and MT 100 two tablet groups showed statistically significant superiority over placebo for all of the secondary endpoints of relief of nausea, sensitivity to light and sensitivity to sound. In addition, only the MT 100 one tablet and MT 100 two tablet groups showed statistically significant superiority over placebo with respect to the efficacy parameter of sustained response, i.e. pain relief at two hours that is maintained throughout the next 22 hours. All treatments were generally well tolerated with no serious adverse events reported. Only in the MT 100 two tablet and Imitrex treatment groups did the incidence of adverse events occur with a frequency that exceeded the placebo rate by more than 2%. The most common adverse event for the MT 100 two tablet group was drowsiness and for the Imitrex group was pain and tightness in the chest or throat.

We intend to complete our ongoing trials described above, including the second Phase 3 clinical trial comparing MT 100 with each of its components, prior to submitting an NDA for MT 100.

Generally, genotoxicity and long term carcinogenicity testing are required prior to the approval of most new products. The long term carcinogenicity studies, which are conducted with laboratory animals, typically take approximately two and a half years to complete, although in some instances studies of less than one year have been accepted. To date, we have conducted four types of short term studies designed to assess the potential genotoxicity of MT 100, three of which showed no indications of genotoxicity. We recently received the results of the fourth type of short term study, a mouse cell study, performed in test tubes. The results of two such mouse cell studies indicate that one or more of the breakdown products of naproxen sodium cause chromosomal changes under the test conditions. The FDA will consider our genotoxicity results when it determines whether to require us to complete animal carcinogenicity studies prior to obtaining approval for MT 100. Based primarily upon the long history of use of naproxen sodium as well as the fact that three out of the four types of short term studies showed no evidence of genotoxicity, we believe that the FDA may allow us to complete any required long term animal carcinogenicity studies post approval of the NDA for MT 100. If the FDA requires that we complete the long term carcinogenicity testing prior to NDA approval, however, this could delay our planned commercialization of MT 100 in the United States for at least one year.

MT 300

MT 300 is being developed to provide long-lasting pain relief for patients needing a convenient injectable therapy for severe migraine, with a reduced side effect profile compared to existing injectable products. Currently, patients often use an injectable form of triptans or other drugs such as dihydroergotamine mesylate, or DHE, to alleviate the symptoms of the most severe migraine attacks quickly and effectively. However, many patients are unable to tolerate the injections, especially those sensitive to the vascular side effects associated with injectable Imitrex. Nevertheless, according to IMS, injectable migraine therapeutics represented approximately $188 million in 1999 U.S. sales.

MT 300 is a proprietary formulation of injectable DHE that we intend to package in an easy-to-use, sterile, pre-filled syringe that can be administered alone or with an auto-injector. Compared to the existing injectable DHE products, MT 300 appears to possess improved solubility and stability at room temperature. We believe that these characteristics will allow us to supply patients in our future clinical trials with MT 300 in pre-filled syringes, rather than the difficult snap-ring glass ampoules that are used to supply injectable DHE.

Injectable DHE is currently approved for use in the treatment of migraine and cluster headache episodes. Based upon recently published clinical trial results, injectable DHE has been shown to provide comparable efficacy to injectable Imitrex three hours after administration. Importantly, only 18% of injectable DHE patients experienced headache recurrence within 24 hours as compared to 45% of injectable Imitrex patients. In addition, injectable Imitrex's acute vascular side effects were reported by 23% of the patients receiving injectable Imitrex, but by only 2% of the patients receiving injectable DHE.

 MT 300 Clinical Trials

In November 1998, we completed a placebo controlled, dose-response Phase 2 clinical trial of MT 300. The 291 patient trial was conducted at 21 medical centers in the United States. In this trial, eligible patients with an acute migraine attack were treated in the physician's office, monitored for two hours after the dose, and then discharged to record their symptoms on a diary card for the remainder of the 24-hour study period. Participants in the study were divided into four dosing groups, with three receiving varying doses of MT 300 and one receiving placebo. A total of 291 patients received a single subcutaneous dose of MT 300 or placebo in this study. In this clinical trial, MT 300 demonstrated a statistically significant improvement in the percentage of patients achieving four-hour response rates when compared to placebo and demonstrated a statistically significant lower use of rescue medication. MT 300 was well tolerated and no serious adverse events were reported. The most commonly reported side effect was nausea, reported by 4% of patients in the high dose group. The four-hour sustained response rate used in this trial differs from the sustained response measure used thus far in our clinical trials of MT 100 and MT 400, in that the four-hour rate measures pain reduction after four hours, without return to moderate or severe pain or rescue over the next 20 hours.

We plan to initiate a 300-patient, placebo controlled, Phase 3 clinical trial of a single, subcutaneous dose of MT 300 in patients with moderate to severe migraine by the first half of 2001. It is likely that we will be required to conduct an additional Phase 3 trial prior to submitting an NDA for MT 300.

MT 500

MT 500 is being developed as an orally administered drug for the prophylactic treatment of migraine pain. The prophylaxis market is currently composed of drugs such as anticonvulsants, anti-hypertensives, such as beta-blockers, and anti-depressants, which were developed primarily for uses outside of migraine. Many have side effects including fatigue, sexual dysfunction, weight gain, insomnia and liver toxicity. Studies of the migraine patient population indicate that approximately 25% of migraine patients experience four or more migraine attacks per month. We believe these patients may benefit from the prophylactic treatment of their migraine attacks.

In September 1999, utilizing our license back option model, we obtained an exclusive worldwide license for MT 500, a novel serotonin (5-HT\\2\\B) receptor antagonist discovered by Roche. Receptors are substances in the body that interact with drugs to produce certain bodily functions. 5-HT\\2\\B receptors are believed to be activated by a mobilization of serotonin, provoking inflammation of the nerves in cerebral blood vessels and leading ultimately to the pain and associated symptoms of migraine. We believe that MT 500 acts as an antagonist, or blocker, of the 5-HT\\2\\B receptor, and is the first orally administered, highly selective 5-HT\\2\\B receptor antagonist being developed specifically for the prophylactic treatment of migraine in patients suffering frequent and debilitating attacks. By selectively blocking the 5-HT\\2\\B receptor, MT 500 may prevent or reduce the occurrence of migraine without producing the unwanted side effects associated with currently used prophylactic migraine therapies.

 MT 500 Studies

MT 500 has been evaluated in five Phase 1 clinical trials and one Phase 2 clinical trial conducted by Roche. The Phase 2 trial was for an indication unrelated to migraine. In all studies, MT 500 was generally well tolerated. There were no serious adverse events reported, and side effects were generally mild or moderate.

We have performed two 13-week toxicology studies with MT 500, one in rats and one in dogs. These studies were intended to support a proof-of-concept study in migraine patients. Both studies administered a twice-daily dosing regimen of MT 500 using oleic acid as a delivery medium. In the dog study we found unexpected changes in the liver that were not observed in the studies performed by Roche using a different delivery medium and a once-daily dosing regimen. An additional study has been initiated in dogs to determine whether the liver changes are due to the delivery medium, the drug or the dosing regimen.

If the results of the additional studies do not show further unexpected changes in the liver, we intend to initiate a Phase 1 tolerance study of MT 500 in the first half of 2001 and a Phase 2 proof-of-concept study in migraine prophylaxis in the second half of 2001.

MT 400

We are developing MT 400 as a co-active migraine therapy, which combines the activity of a commercially approved triptan drug with that of a commercially approved long-acting, non-steroidal, anti-inflammatory drug. We believe that the effective treatment of migraine requires targeted, specific and complementary co-active therapy to achieve maximum therapeutic benefit with the fewest side effects. We believe that MT 400 will prove to offer a faster onset of action or a longer duration of migraine symptom relief than use of either drug component by itself. In addition, since lower doses of the triptan components could be used in certain MT 400 formulations relative to use of triptans by themselves, we believe that the potential risks of triptan-related side effects may also be reduced with MT 400.

MT 400 represents a commercially attractive opportunity to create multiple products based on different combinations of triptans and long acting, non-steroidal, anti-inflammatory drugs. We believe that these MT 400 products will be attractive to pharmaceutical companies due to their potential to expand the reach of the existing triptan brands to patients with less severe migraine, offer maximum oral therapy for severe attacks, provide an effective route for the over-the-counter transfer of the triptan brand and potentially expand the proprietary life of most triptan brands.

 MT 400 Clinical Trials

In 1998, we completed an open label pilot study for MT 400. In this study, MT 400 had a 74% higher sustained response rate and a substantially lower recurrence of headache pain compared to use of triptans by themselves. The MT 400 IND was submitted to the FDA in July 2000. Assuming the FDA approves the development plan, we plan to initiate a Phase 2 clinical trial of MT 400 by the end of 2000. In order to commercialize MT 400, we will need to license the rights to a triptan.

Product In-Licensing

In order to continue to expand our product pipeline, we intend to complement our internal product innovations by in-licensing additional product candidates. Our in-licensing strategy to obtain new product candidates will include using our license back option model, which we believe provides us with improved access to promising compounds. Specifically, the major elements of our license back option model are:

  . We in-license a product candidate at the late preclinical or Phase 1 development stage.

  . We grant the licensor an option to license back the product candidate at various stages of development.

  .  We assume all development and funding responsibility.

  . If the licensor exercises its option to license back the product candidate, we receive certain milestone payments and a royalty on sales of the product candidate.

  . If the licensor foregoes its option, we have the right to license the product candidate to another third party or commercialize the product ourselves, with sublicense royalties in both cases being paid to the original licensor.

  . All financial terms are set when the original license agreement is signed.

We believe that our license back option model offers advantages to both us and the licensor and will be an effective tool in expanding our product portfolio successfully. The advantages of this model for the licensor include:

  . realization of value from product candidates whose development would otherwise be delayed or never undertaken;

  . delayed commitment of resources and capital until the product candidate's technical risk and commercial potential are better defined; and

  .  utilization of our product development and regulatory expertise.

We believe that the advantages of our license back option model for us include:

  .  improving our access to attractive product candidates;

  . limiting our financial exposure to product candidate development expenses due to low upfront costs compared to traditional in-licensing structures; and

  . in-licensing product candidates with substantial preclinical development risk removed.

Our success under this license back option model is dependent upon the successful development of the product licensed and the extent to which the milestone and royalty payments we receive from the licensor exceed our development expenses associated with the product candidate.

We used our license back option model to acquire the migraine prophylactic agent, MT 500, from Roche in September 1999. In exchange for an upfront payment, Roche granted us a royalty-bearing, exclusive, worldwide license to develop and commercialize MT 500. Under the terms of the agreement, Roche can exercise its right to license back MT 500 following completion of either the Phase 2 or Phase 3 clinical trials in exchange for set milestone payments and royalties on future sales of MT 500. If Roche does not exercise either of its options to license back MT 500, we have the right to sublicense to a third party the commercialization rights for MT 500 or to commercialize the product ourselves in exchange for fixed royalties payable to Roche. If we sublicense MT 500, we are obligated to pay Roche a set percentage of any milestone payments and royalties we receive from the third party sublicensees. The royalty obligations of either party expire on a country-by-country basis upon the earlier of patent expiration or the tenth anniversary of first sale in a country.

The license agreement provides us with worldwide exclusive rights to develop, manufacture and commercialize MT 500 under patents owned by Roche, as well as exclusive worldwide rights to know-how and data which had been generated by Roche prior to entering into the agreement. As part of the agreement, Roche provided us with an amount of MT 500 which we believe will be sufficient to carry out the initial stages of the development program. We are obligated to advance MT 500 through the clinical development process and to bear the full expense associated with the development program. Either Roche or we may terminate the agreement upon a material breach by the other party which is not cured within 90 days, in which case all rights to MT 500 would revert to the terminating party. Additionally, until Roche has exercised one of its options to license back MT 500, we may terminate the agreement for any reason upon 180 days' notice.

Sales and Marketing

We currently have no sales or distribution capabilities. We intend to commercialize our products through other pharmaceutical companies in exchange for upfront and milestone payments, proceeds from the manufacturing of drug substance and royalties. In the future, we may retain the right to co-promote our products.

Manufacturing

We currently have no manufacturing capability and we currently do not intend to establish internal manufacturing capabilities. To date, we have entered into arrangements with third party manufacturers for the supply of formulated and packaged MT 100 and MT 500 clinical trial materials. Use of third party manufacturing enables us to focus on our clinical development strengths, minimize fixed costs and capital expenditures and gain access to advanced manufacturing process capabilities and expertise. We also intend to enter into agreements with third party manufacturers for the commercial scale manufacturing of our products.

In March 1999, we entered into a Development Agreement with Catalytica Pharmaceuticals, Inc. under which Catalytica has supplied us with clinical trial materials for all of our MT 100 clinical trials. To date, we have received from Catalytica sufficient clinical trial materials to complete our planned clinical development program for MT 100. We have the right to terminate the agreement upon 60 days' notice to Catalytica. Pursuant to the terms of the agreement, we are currently in negotiations with Catalytica for the commercial manufacturing of MT 100.

In March 2000, we entered into a Clinical Development and Clinical Supply Agreement with R.P. Scherer Corporation for the exclusive, worldwide manufacturing of MT 500 for all of our clinical requirements. R.P. Scherer will, at our request, conduct development and validation studies combining MT 500 with their softgel delivery technology and manufacture MT 500. The agreement expires on September 30, 2004, unless extended by the parties. We have the right to terminate the agreement upon 30 days' notice to R.P. Scherer.

We believe our current supply of compounds and product candidates, together with our current suppliers' capacity, should be sufficient to complete both our ongoing and planned clinical trials.

Competition

Not all migraine attacks are of the same severity. Consequently, a variety of oral, injectable and intranasal therapies are used to treat different types of migraine attacks. Attacks are often treated initially with simple over-the-counter analgesics, particularly if the patient is unable to determine if the attack is a migraine or some other type of headache. These analgesics include Excedrin Migraine(R), which is approved for the pain associated with migraine. If over-the-counter remedies are unsuccessful, patients often turn to more potent prescription drugs, including triptans. According to IMS, in 1999, total triptan sales in the U.S. were approximately $1.1 billion. Imitrex, marketed by Glaxo Wellcome, is the dominant triptan product, with total U.S. sales of approximately $855 million in 1999, according to IMS.

Narcotics such as codeine and drugs containing analgesic/narcotic combinations, along with other non-narcotic pain medications, are also used for the treatment of migraine. If approved, our migraine product candidates will most likely compete with one or more of the existing migraine therapeutics, as well as any therapies developed in the future.

The pharmaceutical and biopharmaceutical industries are intensely competitive and are characterized by rapid technological progress. Certain pharmaceutical and biopharmaceutical companies and academic and research organizations currently engage in, or have engaged in, efforts related to the discovery and development of new medicines for the treatment of migraine symptoms. Significant levels of research in chemistry and biotechnology occur in universities and other nonprofit research institutions. These entities have become increasingly active in seeking patent protection and licensing revenues for their research results. They also compete with us in recruiting skilled scientific talent.

Our ability to compete successfully will be based on our ability to create and maintain scientifically advanced technology, develop proprietary products, attract and retain scientific personnel, obtain patent or other protection for our products, obtain required regulatory approvals and manufacture and successfully market our products either alone or through outside parties. Some of our competitors have substantially greater financial, research and development, manufacturing, marketing and human resources and greater experience in product discovery, development, clinical trial management, FDA regulatory review, manufacturing and marketing than we do.

Patents and Proprietary Information

We intend to actively seek, when appropriate, protection for our products and proprietary technology by means of U.S. and foreign patents, trademarks and contractual arrangements. In addition, we plan to rely upon trade secrets and contractual agreements to protect certain of our proprietary technology and products.

We own or have exclusive rights to six issued U.S. patents and four pending U.S. patent applications. In addition, we presently have pending foreign patent applications or issued foreign patents relating to MT 100, MT 400 and MT 500. Applications have been filed under the Patent Cooperation Treaty, or PCT, and are in the international phase relating to MT 300 and MT 400. There can be no assurance that our patent applications will issue as patents or, with respect to our issued patents, that they will provide us with significant protection. The following provides a general description of our patent portfolio and is not intended to represent an assessment of claim limitations or claim scope.

MT 100

We have one issued U.S. patent with claims relating to dosage forms that can be used in administering metoclopramide and a long acting non-steroidal anti-inflammatory drug to a patient with migraine headache. There are also claims relating to a method of manufacturing a specific type of dosage form. We have one pending U.S. patent application with claims relating to various pharmaceutical compositions and treatment methods that can be used for migraine patients. In addition, there are applications relating to MT 100 that are pending in Australia, Canada, Europe and Japan. The expected expiration date of the issued U.S. patent relating to MT 100 is November 12, 2016. Foreign patents, if issued, are expected to expire in a similar timeframe.

MT 300

With respect to MT 300, we presently have one pending U.S. application and one pending international application filed under the PCT. Both of these have claims relating to liquid pharmaceutical compositions for treating migraine which contain concentrated dihydroergotamine. There are also claims relating to treating patients for migraine using these compositions and to therapeutic packages which include the compositions.

MT 500

Through our license agreement with Roche, we have exclusive worldwide rights to patents and patent applications relating to MT 500. In the U.S., we have exclusive rights to three issued patents. These have claims relating to certain chemical compounds and to various treatment methods involving the use of the compounds. Related non-U.S. applications are pending or have issued in numerous countries including Australia, Canada, Europe and Japan. The issued U.S. patents relating to MT 500 have an expected expiration date of May 20, 2017. Foreign patents, if issued, are expected to expire in a similar timeframe.

MT 400

We have two issued U.S. patents with claims relating to methods, compositions and therapeutic packages involving the use of certain non-steroidal, anti-inflammatory drugs and 5-HT receptor agonists in treating patients with migraine. Outside of the U.S., we have an issued patent in Australia and applications relating to MT 400 pending in Canada, Europe and Japan. In addition, we have two pending U.S. applications with claims relating to dosage forms and methods of treatment involving a 5-HT receptor agonist and a particular subset of NSAIDs and to the use of MT 400 in the treatment of other types of headache. We also have one pending international application related to MT 400. The expected expiration date of the issued U.S. patents relating to MT 400 is August 14, 2016. Foreign patents, if issued, are expected to expire in a similar timeframe.

Other Intellectual Property

Much of the know-how of importance to us is dependent upon the knowledge, experience and skills of key scientific and technical personnel. To protect our rights to proprietary know-how and technology, we require employees, consultants and advisors to enter into confidentiality agreements which prohibit the disclosure of confidential information to anyone outside of the company. There can be no assurance that these agreements will effectively prevent disclosure of our confidential information. In the absence of effective patent or other protection of intellectual property, our business may be adversely affected by competitors who develop substantially equivalent or superior technology or know-how.

The patent and other intellectual property positions of pharmaceutical companies are highly uncertain and involve complex legal and factual questions. We cannot assure you that:

 . our patent rights will provide us with proprietary protection or competitive advantages against our competitors;

 . our patent applications will not be challenged, invalidated or circumvented;

 . others will not independently develop technologies similar to ours or duplicate our technologies; or

 . the patents issued to or licensed by us will not be infringed or challenged.

Government Regulation

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements on the clinical development, manufacture and marketing of pharmaceutical product candidates. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record-keeping, approval and promotion of our product candidates. All of our product candidates will require regulatory approval before commercialization. In particular, therapeutic product candidates for human use are subject to rigorous preclinical and clinical testing and other requirements of the Federal Food, Drug, and Cosmetic Act (FFDCA), implemented by the FDA, as well as similar statutory and regulatory requirements of foreign countries. Obtaining these marketing approvals and subsequently complying with ongoing statutory and regulatory requirements is costly and time-consuming. Any failure by us or our collaborators, licensors or licensees to obtain, or any delay in obtaining, regulatory approvals or in complying with other requirements could adversely affect the commercialization of product candidates then being developed by us and our ability to receive product or royalty revenues.

The steps required before a new drug product candidate may be distributed commercially in the U.S. generally include:

    . conducting appropriate preclinical laboratory evaluations of the product candidate's chemistry, formulation and stability and preclinical studies to assess the potential safety and efficacy of the product candidate;

    . submitting the results of these evaluations and tests to the FDA, along with manufacturing information and analytical data, in an investigational new drug application, or IND;

    . initiating clinical trials under the IND after the resolution of any safety or regulatory concerns of the FDA;

    . obtaining approval of Institutional Review Boards, or IRBs, to introduce the drug into humans in clinical studies;

    . conducting adequate and well-controlled human clinical trials that establish the safety and efficacy of the product candidate for the intended use, typically in the following three sequential, or slightly overlapping stages;

              Phase 1: The product is initially introduced into human subjects or patients and tested for safety, dose tolerance, absorption, metabolism, distribution and excretion;

              Phase 2: The product candidate is studied in patients to identify possible adverse effects and safety risks, to determine dosage tolerance and the optimal dosage, and to collect some efficacy data;

              Phase 3: The product candidate is studied in an expanded patient population at multiple clinical study sites, to confirm efficacy and safety at the optimized dose, by measuring a primary endpoint established at the outset of the study;

    . submitting the results of preclinical studies, and clinical trials as well as chemistry, manufacturing and control information on the product candidate to the FDA in an NDA; and

    . obtaining FDA approval of the NDA prior to any commercial sale or shipment of the product candidate.

This process can take a number of years and require substantial financial resources. The results of preclinical studies and initial clinical trials are not necessarily predictive of the results from large-scale clinical trials, and clinical trials may be subject to additional costs, delays or modifications due to a number of factors, including the difficulty in obtaining enough patients, clinical investigators, product candidate supply, or financial support. The FDA may also require testing and surveillance programs to monitor the effect of approved product candidates that have been commercialized, and the agency has the power to prevent or limit further marketing of a product candidate based on the results of these post-marketing programs. Upon approval, a product candidate may be marketed only in those dosage forms and for those indications approved in the NDA.

In addition to obtaining FDA approval for each indication to be treated with each product candidate, each domestic product candidate manufacturing establishment must register with the FDA, list its product with the FDA, comply with cGMP regulations and permit and pass manufacturing plant inspections by the FDA. Moreover, the submission of applications for approval may require additional time to complete manufacturing stability studies. Foreign establishments manufacturing product for distribution in the U.S. also must list their product candidates with the FDA and comply with cGMP regulations. They are also subject to periodic inspection by the FDA or by local authorities under agreement with the FDA.

Any product candidates manufactured or distributed by us pursuant to FDA approvals are subject to extensive continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the product candidate. In addition to continued compliance with standard regulatory requirements, the FDA may also require post-marketing testing and surveillance to monitor the safety and efficacy of the marketed product. Adverse experiences with the product candidate must be reported to the FDA. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product are discovered following approval.

The FFDCA also mandates that products be manufactured consistent with cGMP regulations. In complying with the FDA's regulations on cGMP regulations, manufacturers must continue to spend time, money and effort in production, record-keeping quality control, and auditing to ensure that the marketed product meets applicable specifications and other requirements. The FDA periodically inspects manufacturing facilities to ensure compliance with cGMP regulations. Failure to comply subjects the manufacturer to possible FDA action, such as warning letters, suspension of manufacturing, seizure of the product, voluntary recall of a product or injunctive action, as well as possible civil penalties. We currently rely on, and intend to continue to rely on, third parties to manufacture our compounds and product candidates. These third parties will be required to comply with cGMP regulations.

Even after the FDA approval has been obtained, further studies, including post-marketing studies, may be required. Results of post-marketing studies may limit or expand the further marketing of the products. If we propose any modifications to a product, including changes in indication, manufacturing process, manufacturing facility or labeling, a supplement to our NDA may be required to be submitted to the FDA.

Products manufactured in the U.S. for distribution abroad will be subject to FDA regulations regarding export, as well as to the requirements of the country to which they are shipped. These latter requirements are likely to cover the conduct of clinical trials, the submission of marketing applications, and all aspects of manufacturing and marketing. Such requirements can vary significantly from country to country.

We are also subject to various federal, state and local laws, rules, regulations and policies relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use of and disposal of hazardous or potentially hazardous substances used in connection with our research work. Although we believe that our safety procedures for handling and disposing of such materials comply with current federal, state and local laws, rules, regulations and policies, the risk of accidental injury or contamination from these materials cannot be entirely eliminated.

The extent of government regulation which might result from future legislation or administrative action cannot be accurately predicted. In this regard, although the Food and Drug Administration Modernization Act of 1997 modified and created requirements and standards under the FFDCA Act with the intent of facilitating product development and marketing, the FDA is still in the process of developing regulations implementing the Food and Drug Administration Modernization Act of 1997. Consequently, the actual effect of these developments on our own business is uncertain and unpredictable.

Legal Proceedings

We are not a party to any material legal proceeding.

On October 6, 2000, an action was filed against us by Punk Ziegel & Company arising out of our engagement of Punk Ziegel in early 1999 to assist us with the sale of convertible preferred stock in a private placement offering. Punk Ziegel alleges in the action that POZEN owes it certain fees and expenses in connection with our termination of their engagement, and transaction consideration, including warrants, in connection with our issuance and sale of preferred stock in the twelve-month period following our termination of such engagement. We are currently investigating this matter but believe that this is not a material proceeding.

Employees

As of August 28, 2000, we had a total of 18 full-time employees. All 18 employees are based at our headquarters in Chapel Hill, North Carolina. Fourteen of the 18 employees hold advanced degrees, including six Pharm.D. or Ph.D. degrees.

Facilities

Our leased corporate facilities, located in Chapel Hill, North Carolina, currently occupy approximately 7,000 square feet. This lease expires in February of 2003. We believe that our existing facility is adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms.

                                   MANAGEMENT

Set forth below is certain information regarding our executive officers, directors and key employees, including their age as of August 28, 2000.

     Name                             Age                Position
     ----                             ---                --------
     John R. Plachetka, Pharm.D. ....  47 President, Chief Executive Officer,
                                          Chief Scientist and Director
     Matthew E. Czajkowski...........  51 Chief Financial Officer, Senior Vice
                                          President, Finance and Administration
     Andrew L. Finn, Pharm.D. .......  51 Executive Vice President, Product
                                          Development
     Kristina M. Adomonis............  46 Senior Vice President, Business
                                          Development
     Mark B. Zimmerman, Ph.D. .......  49 Senior Vice President, Scientific
                                          Affairs and Acquisitions
     John E. Barnhardt...............  51 Vice President, Finance and
                                          Administration
     Donna L. Gilbert, Ph.D. ........  40 Vice President, Pharmaceutical
                                          Development
     Dennis L. McNamara..............  35 Vice President, Business Development
     Jacques F. Rejeange (/1/)(/2/)..  60 Chairman of the Board of Directors
     Bruce A. Tomason (/1/)(/2/).....  53 Director
     Peter J. Wise, M.D.(/1/)........  65 Director
     Ted G. Wood(/2/)................  62 Director

    -------------------------------
    (/1/)Member of the Compensation Committee.
    (/2/)Member of the Audit Committee.

John R. Plachetka, Pharm.D., is a co-founder and President, Chief Executive Officer, Chief Scientist and a member of the Board of Directors of POZEN. Prior to founding POZEN, Dr. Plachetka was Vice President of Development at Texas Biotechnology Corporation from 1993 to 1995 and was President and Chief Executive Officer of Clinical Research Foundation-America, a leading clinical research organization, from 1990 to 1992. From 1981 to 1990, he was employed at Glaxo Inc. Dr. Plachetka received his B.S. in Pharmacy from the University of Illinois College of Pharmacy and his Doctor of Pharmacy from the University of Missouri-Kansas City.

Matthew E. Czajkowski joined POZEN in March 2000 as Chief Financial Officer and Senior Vice President of Finance and Administration. Prior to joining POZEN, Mr. Czajkowski was an investment banker. From 1997 through 1998, he was a Managing Director of Mergers and Acquisitions at Societe Generale. From 1992 to 1997, he was a Managing Director in charge of Corporate Finance at Wheat First Butcher Singer, Inc. From 1983 to 1991, he was employed with, and served as a Vice President beginning in 1987 at Goldman, Sachs & Co. Mr. Czajkowski received his B.A. from Harvard University and his M.B.A. from Harvard Business School.

Andrew L. Finn, Pharm.D. joined POZEN in January 2000 as Executive Vice President of Product Development. Prior to joining POZEN, Dr. Finn co-founded enVision Sciences, a specialized clinical research and regulatory services company, in 1996. From 1991 to 1996, he was Vice President of U.S. Clinical Research and Biometrics for Solvay Pharmaceuticals. He joined Glaxo Inc. in 1981 as Assistant Director of Anti-Infective Development. Dr. Finn received his B.S. in Pharmacy from the University of North Carolina, Chapel Hill and his Doctor of Pharmacy from the University of Michigan.

Kristina M. Adomonis joined POZEN in June 1999 as Senior Vice President of Business Development. Prior to joining POZEN, Ms. Adomonis was Vice President of Global Business Development & Licensing, OTC at Novartis Consumer Health from 1997 to 1999. From 1994 to 1997, she was Director of Business Development in Glaxo Wellcome's U.S. operations. Prior to Glaxo, she served on the Canadian Executive Committees of Burroughs Wellcome and Abbott Laboratories, where she managed the Business Development Units of these two respective operations. She joined the industry in

1980 with F. Hoffman-La Roche Ltd. Ms. Adomonis received a B.S. in Chemistry from Tufts University and an M.B.A. from McGill University.

Mark B. Zimmerman, Ph.D. joined POZEN in August 1997 and is Senior Vice President of Scientific Affairs and Acquisitions. Prior to joining POZEN, Dr. Zimmerman was International Director of Metabolic Diseases in Clinical Pharmacology at Glaxo Wellcome from 1995 to 1997. Previously, he was Director of Migraine Clinical Research at Glaxo. Dr. Zimmerman received his M.S. and Ph.D. from the University of Pittsburgh.

John E. Barnhardt joined POZEN in March 1997 as Vice President of Finance and Administration. Prior to joining POZEN, Mr. Barnhardt was Chief Financial Officer and Principal Accounting Officer of Medco Research, Inc. from 1993 to 1996 and Microwave Laboratories, Inc. from 1988 to 1993. Mr. Barnhardt received a B.S. from North Carolina State University, and while employed at Ernst & Young LLP, received his CPA certification.

Donna L. Gilbert, Ph.D. joined POZEN in October 1998 as Director of Pharmaceutical Development and was promoted to Vice President in 1999. Prior to joining POZEN, Dr. Gilbert held various scientific positions at DuPont Pharmaceuticals from 1993 to 1998 and Hoechst Marion Roussel, Inc. (formerly Marion Laboratories, Inc. and Marion Merrell Dow, Inc.) from 1988 to 1993, including Principal Research Scientist and Project Leader. Dr. Gilbert received her M.S. and Ph.D. from the University of Utah.

Dennis L. McNamara joined POZEN in December 1998 as Vice President of Business Development. Prior to joining POZEN, Mr. McNamara was at AlphaVax, Inc. from 1997 to 1998. From 1995 to 1996, he was at Sequana Therapeutics, Inc., a public genomics company. Previously, he managed business development activities for Apex Bioscience and held positions with Abbott Laboratories and Merck. From 1987 to 1990, he conducted receptor pharmacology research at the University of North Carolina, Chapel Hill. Mr. McNamara received his A.B. from Duke University and his M.B.A. from the University of Michigan.

Jacques F. Rejeange was elected to the Board of Directors of POZEN in April 1997 and as Chairman of the Board of Directors in December 1999. Mr. Rejeange is currently President of Florham Consulting S.A. based in Areuse, Switzerland. From 1991 to 1994, he was initially Chief Operating Officer and later President and Chief Executive Officer of Sterling Winthrop, Inc. From 1989 to 1991, he was President and Chief Executive Officer of Sandoz Pharmaceuticals Corporation USA.

Bruce A. Tomason was elected to the Board of Directors of POZEN in 1997. He currently provides corporate financial consulting services. From 1996 to 1998, Mr. Tomason was President and Chief Executive Officer of One Call Medical, Inc., a medical management company specializing in workers' compensation. From 1991 to 1995, he was President of Apollo Capital Corporation, a healthcare investment banking and venture capital company. From 1984 to 1990, he was Vice President of Evans Medical Inc. and Finance and Commercial Director of Evans Healthcare Ltd., a privately owned biopharmaceutical company in Horsham, England. He joined the pharmaceutical/healthcare industry in 1971 with Organon Inc. where he was Manager of Corporate Development and General Manager of the Nutritional Products Division. Mr. Tomason received an M.B.A. in Economics and Finance from Columbia University.

Peter J. Wise, M.D. is a co-founder and serves as Senior Medical Affairs Advisor and as a member of the Board of Directors of POZEN. Prior to founding POZEN, Dr. Wise was President and Chief Operating Officer at Pharmaceutical Product Development, Inc. from 1993 to 1996. From 1979 to 1993, he was Senior Vice President of Medical Operations and Chief Medical Officer at Glaxo Inc.

Ted G. Wood was elected to the Board of Directors of POZEN in May 2000. Presently, he is President of United Operating Companies, an affiliate of The United Company in Bristol, Virginia, one of the Company's principal shareholders. From 1992 to 1993, he was President of Boehringer Mannheim Pharmaceutical Corporation in Rockville, Maryland. From 1993 to 1994 he was President of KV Pharmaceuticals in St. Louis, Missouri. From 1975 to 1991, he was employed by SmithKline where he served as President of Beecham Laboratories from 1988 to 1989 and Executive Vice President of SmithKline from 1990 to 1991. He served as account supervisor at Frank J. Corbett, Inc. in Chicago, Illinois from 1972 to 1974. From 1962 to 1971, he held various sales and marketing management positions with The Dow Chemical Company. He graduated from the University of Kentucky with a B.S. in Commerce in 1960. In 1986 he completed the Advanced Management Program at Harvard University.

Audit Committee

We have recently established an audit committee which will report to the board of directors with regard to the selection of our independent auditors, the scope of our annual audits, fees to be paid to the auditors, the performance of our independent auditors, compliance with our accounting and financial policies, and management's procedures and policies relative to the adequacy of our internal accounting controls. The members of our audit committee are Jacques F. Rejeange, Bruce A. Tomason and Ted G. Wood.

Compensation Committee and Compensation Committee Interlocks and Insider Participation

We have established a compensation committee. Our compensation committee is responsible for the evaluation, approval and administration of all salary, incentive compensation, benefit plans and other forms of compensation for our officers, directors and other employees, including bonuses and options granted under our 1996 Stock Option Plan and our 2000 Equity Compensation Plan. The members of the Compensation Committee are Jacques F. Rejeange, Bruce A. Tomason and Peter J. Wise. None of the Compensation Committee members has served as an officer or employee of the company.

Director Compensation

We reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending our meetings. We also pay each of our directors a fee for each meeting attended, which currently is $1,500 for each meeting attended in person and $750 if attendance is by telephone. Additionally, each of our outside board members currently receives annually options to purchase 20,000 shares of our common stock for their services as directors granted as of the date of the initial board meeting for each calendar year.

Executive Compensation

The following table summarizes the compensation paid to or earned during the fiscal year ended December 31, 1999 by our chief executive officer and all of our other executive officers whose salary and bonus exceeded $100,000. We refer to these persons as the named executive officers.

                           Summary Compensation Table

                                                       Long-Term
                                                      Compensation
                                                      ------------
                                      1999 Annual
                                      Compensation       Shares
                                   ------------------  Underlying   All Other
Name and Principal Position        Salary($) Bonus($)  Options(#)  Compensation
---------------------------        --------- -------- ------------ ------------
John R. Plachetka, Pharm.D. ......
 Chief Executive Officer,
 President and Chief Scientist     $240,000  $60,000        --         --
John E. Barnhardt.................
 Vice President, Finance and
 Administration                    $108,200  $21,640     33,725        --
Kristina M. Adomonis(/1/).........
 Senior Vice President, Business
 Development                       $ 94,800  $18,960    101,175        --

(/1/) Kristina M. Adomonis' employment began on June 15, 1999, and the table above reflects only compensation paid to her since this date.
-------------------------------

1999 Option Grants

The following table contains certain information regarding stock option grants during the twelve months ended December 31, 1999 by us to our named executive officers.

                       Option Grants In Last Fiscal Year

                                                                                  Potential Realizable
                                                                                    Value at Assumed
                                                                                     Annual Rates of
                                                                                       Stock Price
                            Number of    Percentage of                              Appreciation for
                           Securities    Total Options                              Option Term(/2/)
                           Underlying     Granted to                              ---------------------
                             Options     Employees in     Exercise     Expiration
Name                     Granted(#)(/1/)  Fiscal Year  Price ($/share)    Date      5%($)      10%($)
----                     --------------- ------------- --------------- ---------- ---------- ----------
John R. Plachetka,
 Pharm.D................         --           --              --           --            --         --
John E. Barnhardt.......      33,725          6.4%          $0.89         3/09    $  794,002 $1,282,094
Kristina M. Adomonis....     101,175         19.2%          $0.89         6/09    $2,382,005 $3,846,283

-------------------------------
(/1/)These options were granted with an exercise price equal to the fair market value of the common stock on the date of grant as determined by the Board of Directors.
(/2/)The dollar amounts under these columns are the result of calculations at rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. The potential realizable values are calculated by assuming an initial public offering price of $15.00 per share and assuming that the market price appreciates from this price at the indicated rate for the entire term of each option and that each option is exercised and sold on the last day of its term at the appreciated price.

Option Exercises and Year-End Option Values

The following table provides information about the number of shares issued upon option exercises by the named executive officers during the year ended December 31, 1999, and the value realized by the named executive officers. The table also provides information about the number and value of options held by the named executive officers at December 31, 1999. As our common stock is not publicly traded, a readily ascertainable market value is not available.

              Aggregated Option Exercises In Last Fiscal Year And
                         Fiscal Year-End Option Values

                                                                                           Value of Unexercised
                                                        Number of Securities               In-the-Money Options
                                                       Underlying Unexercised                 at Fiscal Year-
                             Shares                 Options at Fiscal Year-End(#)               End($)(/1/)
                            Acquired       Value    ---------------------------------    -------------------------
Name                     on Exercise(#) Realized($)  Exercisable       Unexercisable     Exercisable Unexercisable
----                     -------------- ----------- --------------    ---------------    ----------- -------------
John R. Plachetka,
 Pharm.D................      --            --                   --                  --        --            --
John E. Barnhardt.......      --            --                47,777              95,554  $707,802    $1,391,854
Kristina M. Adomonis....      --            --                   --              101,175       --     $1,427,625

-------------------------------
(/1/)Based on the difference between the option exercise price and an assumed initial public offering price of $15.00 per share of common stock.

Stock Option and Other Compensation Plans

Stock Option Plan

We adopted our stock option plan in November 1996. We authorized a total of 1,605,310 shares of our common stock for issuance under our stock option plan. At August 28, 2000, options to purchase 1,506,270 shares of common stock at a weighted average exercise price of $1.12 per share were outstanding and options convertible into 40,531 shares of common stock remain available for future grant. Options to purchase an aggregate of 58,509 shares of common stock have been exercised under our stock option plan. Our board has determined not to grant any additional options under this plan after this offering.

In the event that:

  . we merge with or consolidate into another corporation, which results in our stockholders owning less than 50% of the voting power of the voting securities of the surviving corporation, or

  . we sell, lease or otherwise dispose of all or substantially all of our assets,

then any unvested options outstanding under this plan become fully vested as of a date prior to the merger, consolidation, sale, lease or other disposition of assets. Any option that becomes vested and exercisable solely because of this provision is conditioned upon the consummation of the transaction that gave rise to the accelerated vesting. Our board of directors may, in its discretion, terminate any unexercised options that become vested and exercisable solely because of this provision.

2000 Equity Compensation Plan

Our board of directors has adopted, and our stockholders have approved, the 2000 Equity Compensation Plan, which will become effective upon the consummation of this offering. The 2000 plan provides for grants of incentive stock options, nonqualified stock options, stock awards, performance units, and other stock-based awards to our employees, non-employee directors, advisors, and consultants.

The 2000 plan authorizes up to 3,000,000 shares of our common stock for issuance under the terms of the 2000 plan. The maximum number of shares for which any individual may receive grants in any calendar year is 1,000,000 shares. If options granted under the 2000 plan expire or are terminated for any reason without being exercised, or if stock awards, performance units or other stock-based awards are forfeited or otherwise terminate, the shares of common stock underlying the grants will again be available for purposes of the 2000 plan. No options, stock awards, performance units, or other stock-based awards have been granted under the 2000 plan.

The compensation committee of our board of directors administers and makes grants under the 2000 plan. Grants under the 2000 plan will become exercisable and be governed by such other terms as are determined by the compensation committee and specified in the grant instrument.

Upon a change of control, unless the compensation committee determines otherwise:

  . outstanding options will automatically accelerate and become fully exercisable;

  . restrictions and conditions on outstanding stock awards will immediately lapse;

  . performance units will be paid at their target value, or in such other amount as the compensation committee may determine; and

  . other stock-based awards will become fully exercisable, vested or payable in full, as applicable.

If a change of control occurs where we are not the surviving entity or where we survive only as a subsidiary of another entity, unless the compensation committee determines otherwise, outstanding grants will be assumed by or replaced with comparable options or other grants by the surviving corporation. In addition, upon a change of control, the compensation committee may:

  . require that grantees surrender their outstanding options in exchange for payment, in cash or stock, of an amount equal to the amount by which the fair market value of the shares of common stock subject to the option exceeds the exercise price;

  . after giving grantees an opportunity to exercise their outstanding options, terminate unexercised options; and

  . determine that grantees holding performance units or other stock-based awards will receive a payment in settlement of the performance units or other stock-based awards.

A "change of control" is defined as the following events:

  . any person becomes a beneficial owner, directly or indirectly, of stock representing 50% or more of the voting power of the then-outstanding shares of our stock;

  . a merger or consolidation with another corporation where our stockholders, immediately before the transaction, will not beneficially own, immediately after the transaction, shares entitling the stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors;

  .  a sale or other disposition of all or substantially all of our assets;
     or

  .  a liquidation or dissolution.

Our board of directors may amend or terminate the 2000 plan at any time. However, stockholder approval is required for any change that is required to be approved by the stockholders under section 162(m) or section 422 of the Internal Revenue Code or by an applicable stock exchange. The 2000 plan will terminate ten years after its effective date, unless our board of directors terminates the 2000 plan earlier or extends it with approval of the stockholders.

Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the amount a public corporation can deduct for federal income tax purposes for compensation paid to the chief executive officer or any of the four other most highly compensated officers in any year. This limit generally applies to all compensation, including amounts received upon the exercise of stock options and the value of shares or cash paid pursuant to other grants. An exception exists, however, for "performance-based compensation." The 2000 plan is intended to allow grants to meet the requirements of "performance-based compensation."

Stock options generally will meet the requirements of performance-based compensation. Not all stock awards, performance units, and other stock-based grants are considered performance-based compensation under section 162(m). As described above under "Performance-Based Compensation," our compensation committee may grant stock awards and performance units that are based on attainment of objective performance goals and are intended to meet the requirements of performance-based compensation under section 162(m).

401(k) Profit Sharing Plan

We maintain a 401(k) Profit Sharing Plan which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all of our employees are eligible to participate. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a maximum of 15% of their salary on a pre-tax basis, up to a maximum of $10,000. We do not currently make any contributions to the Plan. Distributions from the 401(k) Plan may be made in the form of a lump-sum cash payment or in installment payments.

Other Employment Arrangements

Our principal employees, including executive officers, are required to sign an agreement restricting solicitation of customers and employees following employment with us and providing for ownership and assignment of intellectual property rights to us.

Under an executive employment agreement dated April 1, 1999, we agreed to employ John R. Plachetka as our Chief Executive Officer for three years at an annual base salary of $240,000, which is subject to performance and merit-based increases. The agreement automatically renews for successive one-year terms thereafter, unless either party terminates the agreement.

On January 1, 2000, we hired Andrew L. Finn as our Executive Vice President, Product Development. In connection with his employment, we granted him options to purchase 134,900 shares of common stock at an exercise price of $1.48 per share. These options vest in equal installments over a three-year period.

On March 20, 2000, we hired Matthew E. Czajkowski as our Senior Vice President and Chief Financial Officer. In connection with his employment, we granted him options to purchase 148,390 shares of common stock at an exercise price of $2.02 per share. These options vest in equal installments over a three-year period.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law. Our certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

    .  for any breach of their duty of loyalty to us or our stockholders;

    . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    . for voting or assenting to unlawful payments of dividends or other distributions; or

    . for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

Our certificate of incorporation provides that we will indemnify our directors and executive officers and may indemnify our other corporate agents to the fullest extent permitted by law. We believe that indemnification under our certificate of incorporation covers at least negligence and gross negligence on the part of indemnified parties.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March and August 2000, as part of our sale of an aggregate of 4,187,212 shares of our series E and series F convertible preferred stock at a price of $6.95 per share:

  . We sold an aggregate of 1,428,058 shares of our series E and series F convertible preferred stock to Canaan Equity II L.P., Canaan Equity II L.P. (QP) and Canaan Equity II Entrepreneurs LLC. The general partner of each of these entities is Canaan Equity Partners II LLC. These entities acquired these shares on the same terms as other purchasers in these transactions.

  . We sold an aggregate of 1,079,138 shares of our series E and series F convertible preferred stock to Vector Later-Stage Equity Fund II, L.P. and Vector Later-Stage Equity Fund II (Q.P.), L.P. The general partner of each of these entities is Vector Fund Management, LLC. These entities acquired these shares on the same terms as other purchasers in these transactions.

  . We sold 35,971 shares of our series E convertible preferred stock to Matthew E. Czajkowski, our Senior Vice President and Chief Financial Officer. Mr. Czajkowski acquired these shares on the same terms as the other purchasers in this transaction.

In December 1996 and December 1997, respectively, as part of our sale of 2,105,931 shares of our series A convertible preferred stock at a price of $3.15 per share and 1,139,377 shares of our series B convertible preferred stock at a price of $4.00 per share, we sold an aggregate of 284,690 shares of series A convertible preferred stock and series B convertible preferred stock to Florham Holdings Ltd., an affiliate of Jacques F. Rejeange, one of our directors. These shares were purchased on the same terms as the other purchasers in this transaction.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 28, 2000, and as adjusted to reflect the sale of 5,000,000 shares of common stock in this offering, by:

    . each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

    .  each of our directors;

    .  each of our named executive officers; and

    .  all of our directors and current executive officers as a group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

The "Number of Shares Beneficially Owned" column is based on an assumed 21,428,361 shares of common stock outstanding before the offering, and 26,428,361 shares of common stock outstanding after the offering. For purposes of the table below, we deem shares of common stock subject to options that are currently exercisable or exercisable within 60 days of August 28, 2000 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

                                                        Percentage of Shares
                                                         Beneficially Owned
                                 Number of Shares    ---------------------------
                                   Beneficially         Before         After
Name of Beneficial Owner(/1/)         Owned          Offering(/2/) Offering(/3/)
-----------------------------    ----------------    ------------- -------------
Canaan Equity II L.P............    2,358,711(/4/)       11.0%          8.9%
 105 Rowayton Avenue
 Rowayton, CT 06853

MEDGROWTH S.A. .................    3,206,685(/5/)       15.0%         12.1%
 c/o Bellevue Asset Management
 AG
 Grafenauweg 4
 CH-6301 Zug
 Switzerland

Vector Later-Stage Equity Fund      1,783,243(/6/)        8.3%          6.7%
 II, L.P. ......................
 1751 Lake Cook Road, Third
 Floor
 Deerfield, IL 60015

John R. Plachetka...............    3,895,507(/7/)       18.2%         14.7%
Kristina M. Adomonis............       33,725(/8/)          *             *
John E. Barnhardt...............      118,038(/9/)          *             *
Matthew E. Czajkowski...........       59,793               *             *
Andrew L. Finn..................        6,745(/10/)         *             *
Jacques F. Rejeange.............      411,027(/11/)       1.9%          1.6%
Bruce A. Tomason................       26,980(/12/)         *             *
Peter J. Wise...................      578,856             2.7%          2.2%
Ted G. Wood.....................            0             0.0%          0.0%
All current directors and
 executive officers
 as a group (9 persons).........    5,130,671(/13/)      23.7%         19.3%

-------------------------------
 * Less than one percent.
(/1/)Unless otherwise set forth herein, the street address of the named beneficial owner is c/o POZEN Inc., Suite 240, 6330 Quadrangle Drive, Chapel Hill, North Carolina 27514.

(/2/)For purposes of calculating the percentage beneficially owned before this offering, the number of shares of common stock deemed outstanding prior to this offering includes (i) 13,345,401 shares outstanding as of August 28, 2000, and (ii) shares issuable by the Company pursuant to options held by the respective person or group which may be exercised within 60 days following August 28, 2000 ("Presently Exercisable Options"). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares. In addition, the number of shares of common stock deemed outstanding prior to the offering (i) reflects the issuance of 1,597,285 shares of series F convertible preferred stock on August 28, 2000; (ii) reflects the reduction on September 15, 2000 of the conversion price of the shares of the series E and the series F convertible preferred stock will be reduced pursuant to the terms of the series E and the series F convertible preferred stock, respectively, to $4.25 per share; (iii) assumes the payment of accumulated dividends payable upon the automatic conversion of the series E and the series F convertible preferred stock at the time of this offering in shares of our common stock based upon an assumed initial public offering price of $15.00 per share and based upon our estimate as of September 15, 2000 of the amount of accumulated dividends that holders of series E convertible preferred stock will elect to receive in shares of common stock in lieu of cash; (iv) reflects the conversion of all outstanding shares of preferred stock into an aggregate of 15,555,663 shares of common stock, as adjusted for the stock split, upon the closing of this offering; and (v) reflects a 1.349-for-1 split of our common stock to holders of record prior to the effectiveness of this offering.
(/3/)For purposes of calculating the percentage beneficially owned after this offering, the number of shares of common stock deemed outstanding after the offering assumes the issuance of 5,000,000 shares of common stock in this offering.
(/4/)Includes shares owned by Canaan Equity II Entrepreneurs LLC and Canaan
     Equity II L.P. (QP), affiliates of Canaan Equity II LP. Canaan Equity Partners II LLC is the general partner of Canaan Equity II L.P. and Canaan Equity II L.P. (QP) and the manager of Canaan Equity II Entrepreneurs LLC. Eight individuals are the managers of Canaan Equity Partners II LLC. The managers of Canaan Equity Partners II LLC have the authority to vote these shares pursuant to a two-thirds vote of these managers.
(/5/)Includes 269,800 shares subject to warrants that are currently exercisable by BB Medtech AG, a holding company incorporated in Switzerland of which MEDGROWTH S.A. is a wholly owned subsidiary.
(/6/)Includes shares owned by Vector Later-Stage Equity Fund II, L.P. and
     Vector Later-Stage Equity Fund II (QP) L.P. The general partner of each fund is Vector Fund Management, LLC, which has appointed Vector Fund Management L.P. as the manager of the shares. There is no single person at the funds that exercises voting or investment control over the shares held by the funds. Voting and investment of the shares is conducted by an internal investment committee of Vector Fund Management, L.P. The address of the funds is 1751 Lake Cook Road, Deerfield, IL 60015.
(/7/)Consists of 3,895,507 shares owned by Silver Hill Investments, LLC, which is 50% owned by the John R. Plachetka Irrevocable Trust, 40% owned by John
     R. Plachetka and 10% owned by his wife, Clare Plachetka. John R. Plachetka may be deemed a beneficial owner of these shares.
(/8/)Consists of 33,725 shares issuable pursuant to options exercisable within
     60 days.
(/9/)Consists of 118,038 shares issuable pursuant to options exercisable within
     60 days.
(/10/)Includes 6,745 shares issuable pursuant to options exercisable within 60 days.

(/11/)Includes 384,047 shares owned by Florham Holdings Ltd. Mr. Rejeange is president of Florham Consulting SA, an affiliated entity of Florham Holdings Ltd. and may be deemed to be a beneficial owner of these shares. Mr. Rejeange disclaims such beneficial ownership. Also includes 26,980 shares issuable pursuant to options exercisable within 60 days.
(/12/)Includes 26,980 shares issuable pursuant to options exercisable within 60 days.
(/13/)Includes 212,468 shares issuable pursuant to options exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

Upon the completion of this offering, our capital stock will be as described below.

Our Authorized Capital Stock

    .  90,000,000 shares of common stock, par value $0.001 per share

    .  10,000,000 shares of preferred stock, par value $0.001 per share

    . immediately after the sale of the shares of common stock in this offering, we will have 26,428,361 shares of common stock outstanding and no shares of preferred stock outstanding

Common Stock

Voting:

    . one vote for each share held of record on all matters submitted to a vote of stockholders

    .  no cumulative voting rights

    . election of directors by plurality of votes cast; removal of directors (only for cause) by 75% of all eligible votes

    .  all other matters by majority of votes cast

Dividends:

    . subject to preferential dividend rights of outstanding shares of preferred stock, if any, common stockholders are entitled to receive ratably declared dividends

    . our Board of Directors may only declare dividends out of legally available funds

Additional Rights:

    . subject to the preferential liquidation rights of outstanding shares of preferred stock, if any, common stockholders are entitled to receive ratably net assets, available after the payment of all debts and liabilities, upon our liquidation, dissolution or winding up

    .  no preemptive rights

    .  no subscription rights

    .  no redemption rights

    .  no sinking fund rights

    .  no conversion rights

The rights and preferences of common stockholders are subject to the right of any series of preferred stock we may issue in the future.

Preferred Stock

We may, by resolution of our board of directors, and without any further vote or action by our stockholders, authorize and issue, subject to limitations prescribed by law, up to an aggregate of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more classes or series of shares of any class or series. With respect to any classes or series, our board of directors may determine the designation and the number of shares, preferences, limitations and special rights, including dividend rights, conversion rights, voting rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred stock may delay, defer or prevent a change of control.

Prior to this offering, we had 2,105,931 shares of series A convertible preferred stock, 1,139,377 shares of series B convertible preferred stock, 563,044 shares of series C convertible preferred stock, 2,593,750 shares of series D convertible preferred stock, 2,589,927 shares of series E convertible preferred stock and 1,597,285 shares of series F convertible preferred stock issued and outstanding. Upon the completion of this offering, all of our outstanding shares of preferred stock will automatically convert into a total of 15,555,663 shares of common stock. In addition, upon the conversion of the series E convertible preferred stock, the holders have the option of payment of all accumulated dividends in either common stock or cash. Upon the conversion of the series F convertible preferred stock, the holders will receive all accumulated dividends in common stock.

Warrants

As of August 28, 2000, we had outstanding warrants to purchase 24,485 shares of series E convertible preferred stock, at an exercise price of $6.59 per share (which warrants will, immediately prior to the consummation of this offering, become warrants to purchase 33,030 shares of our common stock in exchange for payment to us of an amount per share equal to the initial public offering price per share of the common stock), warrants to 200,000 purchase shares of series D convertible preferred stock, at an exercise price of $3.15 per share, and warrants to purchase 8,884 shares of series C convertible preferred stock, warrants to purchase 36,450 series B convertible preferred stock and warrants to purchase 78,776 shares of series A convertible preferred stock, respectively, all at an exercise price of $0.001 per share. All outstanding warrants provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure. The warrants to purchase series E convertible preferred stock also provide for net issuance exercise. All of our warrants become exercisable for an aggregate of 470,255 shares of our common stock immediately prior to the completion of this offering.

Options

As of August 28, 2000, options to purchase 1,506,270 shares of common stock at a weighted average exercise price of $1.12 per share were outstanding and options convertible into 40,531 shares of common stock remain available for future grant. Options to purchase an aggregate of 58,509 shares of common stock have been exercised under our stock option plan as of August 28, 2000.

Anti-Takeover Provisions

Under Delaware law, all stockholder actions must be effected at a duly called annual or special meeting. Our bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, President or any two members of the board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. The holders of a majority of our outstanding shares will constitute a quorum for the transaction of business. Each stockholder has one vote per share of stock. Except as explained below or provided by Delaware law, approval of a majority of those stockholders who are present is required to take any action.

Our certificate of incorporation and our bylaws provide that a director may be removed from office only with cause by the affirmative vote of stockholders holding 75% of the outstanding shares entitled to vote at an election of directors. Our bylaws may only be amended by our board of directors or by an affirmative vote of shareholders holding 75% of our outstanding shares of voting stock.

These provisions of our certificate of incorporation and bylaws are intended to discourage types of transactions that may involve an actual or threatened change of control of POZEN. Such provisions are designed to reduce the vulnerability of POZEN to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of POZEN. Such provisions are also intended to discourage tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for our shares and, consequently, may also inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of POZEN.

We are subject to Section 203 of the Delaware General Corporation Law, or the anti-takeover law, which regulates corporate acquisitions. The anti-takeover law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the anti-takeover law, a "business combination" includes, among other things, a merger or consolidation involving POZEN, and the "interested stockholder" and the sale of more than 10% of POZEN's assets. In general, the anti-takeover law defines an "interested stockholder" as any entity or person beneficially owning 15% or more the outstanding voting stock of POZEN and any entity or person affiliated with or controlling or controlled by such entity or person. In addition, the restrictions contained in Section 203 are not applicable to any of our existing stockholders. A Delaware corporation may "opt out" of the anti-takeover law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not "opted out" of the provisions of the anti-takeover law.

Registration Rights

Upon the completion of this offering, holders of 15,571,375 shares of our common stock and 33,030 shares of common stock underlying warrants will be entitled to certain rights with respect to the registration of these shares under the Securities Act.

If we register any of our common stock, either for our own account or for the account of other security holders, the holders of all of these shares are entitled to notice of the registration and to include their shares of common stock in the registration. All of these rights to register securities in connection with this offering have been waived as required by the respective agreements granting these rights.

Beginning 180 days after the completion of this offering, subject to specified limitations, holders of 10,418,196 shares of common stock, representing shares issued in conversion of our series D, E and F convertible preferred stock, may require that we register all or part of these securities for sale under the Securities Act. Until we are entitled to register our shares on Form S-3, a short form registration statement, these holders may only make two such
demands. Once we are entitled to use Form S-3, which may be as early as       ,
2001, holders of 6,919,227 of these shares may make such demands for registrations on Form S-3 on an unlimited number of occasions and holders of 3,498,969 of these shares may make such demands for registrations on Form S-3 on up to two occasions.

Other than in a demand registration, with certain exceptions a holder's right to include shares in a registration is subject to the ability of the underwriters to limit the number of shares included in the offering. All fees, costs and expenses of any demand registrations and up to three registrations on Form S-3 all of these registrations will be paid by us, and all selling expenses will be paid by the holders of the securities being registered.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is StockTrans.

                        SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock, and we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants or in the public market after this offering, or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

After the closing of this offering, we will have outstanding 26,428,361 shares of common stock, which assumes that the underwriters do not exercise their over-allotment option and holders do not exercise any outstanding options or warrants. Of these shares, the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates", as that term is defined in Rule 144 under the Securities Act. Substantially all of the remaining 21,428,361 restricted shares held by existing stockholders are subject to various lock-up agreements providing that, with limited exceptions, the stockholder will not offer, sell, contract to sell, grant an option to purchase, effect a short sale or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of any shares of common stock or any option to purchase common stock or any securities exchangeable for or convertible into common stock for a period of 180 days after the date of this prospectus. Though these shares may be eligible for earlier sale under the provisions of the Securities Act, none of these shares will be saleable until 180 days after the date of this prospectus as a result of these lock-up agreements.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period up to that number of shares that does not exceed the greater of: (1) 1% of the number of shares of common stock then outstanding, which will be approximately 264,000 shares immediately after this offering, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to certain "manner of sale" provisions and notice requirements and to the requirement that we have made current public information about POZEN available. Under Rule 144(k), a person who is not deemed to have been an affiliate of the issuer at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701 permits resales of qualified shares held by some affiliates in reliance upon Rule 144 but without compliance with some restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased his or her shares pursuant to a written compensatory plan or contract prior to the completion of this offering may be entitled to rely on the resale provisions of Rule 701. Rule 701 further provides that non-affiliates may sell shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares of common stock are required to wait until 90 days after the date of this prospectus before selling shares. However, substantially all of the shares issued pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale at the expiration of the 180 day lock-up.

Upon the completion of this offering, the holders of 15,571,375 shares of our common stock and 33,030 warrants will be entitled to certain registration rights under the Securities Act. See "Description of Capital Stock-- Registration Rights." After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

As of August 28, 2000, we had outstanding options to purchase 1,506,270 shares of common stock. In addition, as of August 28, 2000, we had outstanding warrants to purchase an aggregate of 348,595 shares of series A convertible preferred stock, series B convertible preferred stock, series C convertible preferred stock, series D convertible preferred stock and series E convertible preferred stock, respectively, all of which will, immediately prior to the consummation of this offering, become warrants to purchase an aggregate of 470,255 shares of common stock. Substantially all of such shares are subject to the lock-up agreements described above. As of August 28, 2000, an additional 40,531 shares of common stock were available for future grants under our 1996 stock option plan and 3,000,000 shares under our 2000 Equity Compensation Plan.

Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock subject to outstanding stock options and options issuable pursuant to our stock option plan and our equity compensation plan. Subject to the lock-up agreements, shares covered by this registration statement will be eligible for sale in the public markets, other than shares owned by our affiliates, which may be sold in the public market if they qualify for an exemption from registration under Rule 144 or 701.

                                  UNDERWRITING

Subject to certain terms and conditions contained in an underwriting agreement, the underwriters named below, for whom U.S. Bancorp Piper Jaffray Inc., Prudential Securities Incorporated and Pacific Growth Equities, Inc. are acting as representatives, have severally agreed to purchase the number of shares of common stock from us set forth opposite their names below:

   Underwriters                                                 Number of Shares
   ------------                                                 ----------------
   U.S. Bancorp Piper Jaffray Inc. ............................
   Prudential Securities Incorporated..........................
   Pacific Growth Equities, Inc. ..............................
     Total.....................................................
                                                                    =======

The underwriting agreement provides that the obligations of the several underwriters to purchase shares of common stock are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of common stock are purchased by the underwriters pursuant to the underwriting agreement, all such shares of common stock (other than the shares of common stock covered by the over-allotment option described below) must be so purchased.

We have been advised by the representatives that the underwriters propose to offer the shares of common stock to the public initially at the price to the public set forth on the cover page of this prospectus and to certain dealers (who may include the underwriters) at such price less a concession not to
exceed $   per share. The underwriters may allow, and such dealers may reallow,
discounts not in excess of $   per share to any other underwriter and certain
other dealers.

We have granted to the underwriters an option to purchase up to 750,000 additional shares of common stock at the initial public offering price less the underwriting discount solely to cover over-allotments. Such option may be exercised in whole or in part from time to time during the 30-day period after the date of this prospectus. To the extent that the underwriters exercise such option, each of the underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such underwriter's initial commitment as indicated in the preceeding table. If the underwriters exercise their option in full, the total price to the public would
be $    , the total underwriting discount would be $     and total proceeds to
us would be $   .

The following table shows the per share and total underwriting discount to be paid to the underwriters by us. These amounts are shown assuming no exercise and full exercise of the underwriters' over-allotment option.

                                                             Paid by POZEN
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per share..........................................    $            $
   Total .............................................    $            $

We estimate total offering expenses payable by us, other than the underwriting discount referred to above, will be approximately $1.5 million.

We, together with certain of our stockholders and our executive officers and directors, have agreed not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of such common stock, or to cause a registration statement covering any shares of common stock to be filed, for a period of 180 days after the date of this prospectus without the prior written consent of U.S. Bancorp Piper Jaffray, Inc. on behalf of the underwriters subject to limited exceptions. See "Shares Eligible for Future Sale."

Prior to this offering, there has been no established trading market for the common stock. The initial price to the public for the common stock offered by us will be determined by negotiation among the underwriter representatives and us. The factors to be considered in determining the initial price to the public will include the history of and the prospects for the industry in which we compete, the ability of our management, our past and present operations, our prospects for future earnings, the general condition of the securities markets at the time of this offering and the recent market prices of securities of generally comparable companies. We will apply to list our common stock on the Nasdaq National Market.

The underwriters do not intend to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of common stock offered hereby.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. A short position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters may close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the common stock, U.S. Bancorp Piper Jaffray Inc., on behalf of the underwriters, may bid for or purchase shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also effect the price of the common stock to the extent that it discourages resale of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

U.S. Bancorp Piper Jaffray Inc. beneficially owns warrants to purchase 24,485 shares of our series E convertible preferred stock, which will, immediately prior to consummation of this offering, become warrants to purchase 33,030 shares of our common stock in exchange for payment to us of an amount per share equal to the initial public offering price per share of the common stock. The warrants were acquired by U.S. Bancorp Piper Jaffray Inc. in connection with a private placement of our series E preferred stock which was completed in March 2000. The warrants provide U.S. Bancorp Piper Jaffray Inc. with the right to include shares issued upon exercise of the warrants with those sought to be registered by the holders of series E convertible preferred stock upon their exercise of the registration rights afforded them in the private placement. U.S Bancorp Piper Jaffray Inc. received reasonable and customary compensation for their placement services in connection with the series E and series F private placements, including the warrants and a right of first refusal to act as lead manager in connection with this offering. In addition U.S. Bancorp Piper Jaffray, Inc. has agreed not to transfer either the warrants or any shares acquired upon exercise of the warrants for a period of one year after the effective date of the offering, subject to limited exceptions. The Company also reimbursed U.S. Bancorp Piper Jaffray Inc. for reasonable out-of-pocket expenses incurred in connection with the private placements and indemnified it against certain liabilities.

Some employees of Prudential Securities Incorporated indirectly own shares of our series E and series F convertible preferred stock, which will, as of the effective time of the offering, convert into 29,780 shares of common stock. These shares may not be offered or sold for a period of one year after the effective date of the offering, subject to limited exceptions, and an agreement has been executed to that effect.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 250,000 shares of common stock for our directors, officers, employees and business associates. The number of shares of common stock available for sale to the general public will be reduced to the extent those persons purchase any of the reserved shares. Any reserved shares that are not purchased will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Each underwriter has represented that it has complied and will comply with all applicable laws and regulations in connection with the offer, sale or delivery of the shares and related offering materials in the United Kingdom, including:

 .the Public Offers of Securities Regulations 1995;

 .the Financial Services Act 1986; and

 .  the Financial Services Act 1986 (Investment Advertisements) (Exemptions)
   Order 1996 (as amended).

Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential AdvisorSM, a full service brokerage firm program, may view offer terms and a prospectus online and place orders through their financial advisors.

                                 LEGAL MATTERS

Morgan, Lewis & Bockius LLP will pass upon the validity of the common stock offered by this prospectus. Certain legal matters in connection with this offering will be passed upon for the underwriters by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

                                    EXPERTS

Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1999 and 1998, for each of the three years in the period ended December 31, 1999, and for the period from September 26, 1996 (inception) through December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. While we have disclosed the material terms of any of our contracts, agreements or other documents referenced in this prospectus, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

You should rely only on the information contained in the registration statement, including its exhibits. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, the securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date in the front, but the information may have changed since that date.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors.............................................. F-2
Balance Sheets.............................................................. F-3
Statements of Operations.................................................... F-4
Statements of Stockholders' Equity (Deficit) ............................... F-5
Statements of Cash Flows.................................................... F-6
Notes to Financial Statements............................................... F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
POZEN Inc.

We have audited the accompanying balance sheets of POZEN Inc. (a development stage company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years ended December 31, 1999, and for the period from September 25, 1996 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of POZEN Inc. (a development stage company) at December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years ended December 31, 1999, and for the period from September 25, 1996 (inception) through December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Raleigh, North Carolina
February 4, 2000, except for Note 3,
as to which the date is March 24, 2000 and

Note 10, as to which the date is October 6, 2000

                                   POZEN Inc.
                         (a development stage company)
                                 Balance Sheets

                                                                      Pro Forma Common
                                December 31,                        Stockholders' Equity
                          --------------------------    June 30,             at
                              1998          1999          2000         June 30, 2000
         ASSETS           ------------  ------------  ------------  --------------------
                                                      (unaudited)       (unaudited)
Current assets:
  Cash and cash
   equivalents..........  $  2,986,080  $  4,171,086  $ 13,850,252
  Prepaid expenses......         9,037        14,720       152,668
  Accrued interest
   receivable...........         9,558        19,297         6,833
  Other current assets..         8,928         9,553         9,091
                          ------------  ------------  ------------
    Total current
       assets...........     3,013,603     4,214,656    14,018,844
Equipment, net of
   accumulated
   depreciation of
   $64,718, $108,533 and
   $131,243 at
   December 31, 1998 and
   1999 and
   June 30, 2000,
   respectively.........        99,490       110,351       127,978
                          ------------  ------------  ------------
    Total assets........  $  3,113,093  $  4,325,007  $ 14,146,822
                          ============  ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
              (DEFICIT)
Current liabilities:
  Accounts payable......  $    841,535  $    359,370  $  1,933,392
  Accrued expenses......     1,224,936     2,000,927     1,497,899
                          ------------  ------------  ------------
    Total current
       liabilities......     2,066,471     2,360,297     3,431,291
Redeemable convertible
   Series E preferred
   stock, $0.001 par
   value, 3,167,260
   shares designated,
   2,589,927 shares
   issued and
   outstanding at June
   30, 2000; aggregate
   liquidation
   preference of
   $17,999,993 .........           --            --     16,614,115      $       --
Series E preferred stock
   warrants.............           --            --        261,000              --
Stockholders' equity
   (deficit):
  Series A preferred
   stock, $0.001 par
   value,  2,750,000
   shares designated,
   2,105,931 shares
   issued and
   outstanding at
   December 31, 1998 and
   1999 and June 30,
   2000; aggregate
   liquidation
   preference of
   $6,633,683 ..........         2,106         2,106         2,106              --
  Series B preferred
   stock, $0.001 par
   value,  4,000,000
   shares designated,
   1,139,377 shares
   issued and
   outstanding at
   December 31, 1998 and
   1999 and June 30,
   2000; aggregate
   liquidation
   preference of
   $4,557,508 ..........         1,139         1,139         1,139              --
  Series C preferred
   stock, $0.001 par
   value,  2,839,507
   shares designated,
   563,044 shares issued
   and outstanding at
   December 31, 1998 and
   1999 and June 30,
   2000; aggregate
   liquidation
   preference of
   $2,280,328 ..........           563           563           563              --
  Series D preferred
   stock, $0.001 par
   value, 6,000,000
   shares designated,
   2,593,750 shares
   issued and
   outstanding at
   December 31, 1999 and
   June 30, 2000;
   aggregate liquidation
   preference of
   $12,450,000 .........           --          2,594         2,594              --
  Common stock, $0.001
   par value, 90,000,000
   shares authorized,
   issued and
   outstanding
   5,844,167, 5,847,540
   and 5,872,699 shares
   at December 31, 1998
   and 1999 and June 30,
   2000, respectively...         5,844         5,848         5,873           18,782
  Additional paid-in
   capital..............    14,173,461    28,742,154    34,030,809       50,638,417
  Preferred stock
   warrants.............       416,000     1,341,000     1,341,000        1,602,000
  Deferred
   compensation.........      (910,496)   (3,343,253)   (7,323,426)     (7,323,426)
  Deficit accumulated
   during the
   development stage....   (12,641,995)  (24,787,441)  (34,220,242)     (34,220,242)
                          ------------  ------------  ------------      -----------
    Total stockholders'
       equity
       (deficit)........     1,046,622     1,964,710    (6,159,584)      10,715,531
                          ------------  ------------  ------------      -----------
    Total liabilities
       and stockholders'
       equity
       (deficit)........  $  3,113,093  $  4,325,007  $ 14,146,822
                          ============  ============  ============

                            See accompanying notes.

                                   POZEN Inc.
                         (a development stage company)

                            Statements of Operations

                                                                   Period from
                                                                  September 26,
                                                                      1996
                                                                   (inception)    Six Months Ended June
                                Year Ended December 31,              through               30,
                          --------------------------------------  December 31,   -------------------------
                             1997         1998          1999          1999          1999          2000
                          -----------  -----------  ------------  -------------  -----------  ------------
                                                                                 (unaudited)  (unaudited)
Operating expenses:
General and
   administrative.......  $ 1,021,248  $ 1,477,768  $  2,319,939  $  4,904,925   $   884,160  $  2,083,482
Research and
   development..........    3,096,963    7,569,187     9,458,225    20,149,099     3,025,045     7,263,556
                          -----------  -----------  ------------  ------------   -----------  ------------
Total operating
   expenses.............    4,118,211    9,046,955    11,778,164    25,054,024     3,909,205     9,347,038
Interest income
   (expense), net.......      315,181      309,324      (367,282)      266,582       (42,008)      304,812
                          -----------  -----------  ------------  ------------   -----------  ------------
Net loss................   (3,803,030)  (8,737,631)  (12,145,446)  (24,787,442)   (3,951,213)   (9,042,226)
Non-cash preferred stock
 charge.................          --           --            --            --            --     16,875,115
Preferred stock
 dividends..............          --           --            --            --            --        390,575
                          -----------  -----------  ------------  ------------   -----------  ------------
Net loss attributable
 to common
 stockholders...........  $(3,803,030) $(8,737,631) $(12,145,446) $(24,787,442)  $(3,951,213) $(26,307,916)
                          ===========  ===========  ============  ============   ===========  ============
Basic and diluted net
 loss per common share..  $     (0.65) $     (1.50) $      (2.08)                $     (0.68) $      (4.48)
                          ===========  ===========  ============                 ===========  ============
Shares used in computing
 basic and diluted net
 loss per common share..    5,814,190    5,835,133     5,845,304                   5,844,167     5,866,269
                          ===========  ===========  ============                 ===========  ============
Pro forma net loss per
 common share--basic and
 diluted (unaudited)....                            $      (1.01)                             $      (1.56)
Pro forma weighted
 average common shares
 outstanding--basic and
 diluted (unaudited)....                              12,008,496                                16,810,821

                            See accompanying notes.

                                   POZEN Inc.
                         (a development stage company)

                  Statements of Stockholders' Equity (Deficit)

                                      Series A  Series B  Series C  Series D         Additional   Preferred   Receivable
                        Date of       Preferred Preferred Preferred Preferred Common   Paid-In      Stock        From
                      Transaction       Stock     Stock     Stock     Stock   Stock    Capital     Warrants  Stockholders
                   ------------------ --------- --------- --------- --------- ------ -----------  ---------- ------------
Issuance of
  5,814,190
  shares of
  common stock at
  $0.001 per           September
  share..........         1996         $  --     $  --      $--      $  --    $5,814 $    (1,504) $      --  $    (4,310)
Issuance of
  2,105,931
  shares of
  preferred stock
  at $3.15 per          December
  share..........         1996          2,106       --       --         --       --    6,231,314         --   (1,000,000)
Issuance of
  78,776 shares
  of Series A
  preferred stock
  warrants for
  financing             December
  activities.....         1996            --        --       --         --       --          --      242,000         --
 Deferred
   compensation..                         --        --       --         --       --      190,385         --          --
 Amortization of
  deferred
  compensation...                         --        --       --         --       --          --          --          --
Net loss.........                         --        --       --         --       --          --          --          --
                                       ------    ------     ----     ------   ------ -----------  ---------- -----------
BALANCE AT
 DECEMBER 31,
 1996............                       2,106       --       --         --     5,814   6,420,195     242,000  (1,004,310)
Proceeds from
  stockholders'
  receivables....                         --        --       --         --       --          --          --    1,004,310
Issuance of
  1,135,000
  shares of
  preferred stock
  at $4.00 per          December
  share..........         1997            --      1,135      --         --       --    4,195,865         --          --
Issuance of
  36,450 shares
  of Series B
  preferred stock
  warrants for
  financing             December
  activities.....         1997            --        --       --         --       --          --      139,000         --
 Deferred
   compensation..                         --        --       --         --       --    1,001,629         --          --
 Amortization of
  deferred
  compensation...                         --        --       --         --       --          --          --          --
Net loss.........                         --        --       --         --       --          --          --          --
                                       ------    ------     ----     ------   ------ -----------  ---------- -----------
BALANCE AT
 DECEMBER 31,
 1997............                       2,106     1,135      --         --     5,814  11,617,689     381,000         --
Issuance of 4,377
  shares of
  preferred stock
  at $4.00 per           March
  share..........         1998            --          4      --         --       --       17,508         --          --
Issuance of
  563,044 shares
  of preferred
  stock at $4.05         March
  per share......         1998            --        --       563        --       --    2,170,250         --          --
Exercise of
  29,977 stock
  options at
  $0.19 per
  share..........                         --        --       --         --        30       5,525         --          --
Issuance of 8,884
  shares of
  Series C
  preferred stock
  warrants for
  financing              March
  activities.....         1998            --        --       --         --       --          --       35,000         --
 Deferred
   compensation..                         --        --       --         --       --      362,489         --          --
 Amortization of
  deferred
  compensation...                         --        --       --         --       --          --          --          --
Net loss.........                         --        --       --         --       --          --          --          --
                                       ------    ------     ----     ------   ------ -----------  ---------- -----------
BALANCE AT
 DECEMBER 31,
 1998............                       2,106     1,139      563        --     5,844  14,173,461     416,000         --
Issuance of        July and September
  2,593,750               1999
  shares of
  preferred stock
  at $4.80 per
  share..........                         --        --       --       2,594      --   11,522,406         --          --
Exercise of 3,373
  stock options
  at $0.19 per
  share..........                         --        --       --         --         4         621         --          --
Deferred
  compensation...                         --        --       --         --       --    3,045,666         --          --
 Amortization of
 deferred
 compensation....                         --        --       --         --       --          --          --          --
Issuance of
  200,000 shares
  of Series D
  preferred stock
  warrants for
  financing        July and September
  activities.....         1999            --        --       --         --       --          --      925,000         --
Net loss.........                         --        --       --         --       --          --          --          --
                                       ------    ------     ----     ------   ------ -----------  ---------- -----------
BALANCE AT
 DECEMBER 31,
 1999............                       2,106     1,139      563      2,594    5,848  28,742,154   1,341,000         --
Exercise of
  25,159 stock
  options at
  $0.19 per
  share..........                         --        --       --         --        25       4,638         --          --
Deferred
  compensation...                         --        --       --         --       --    5,284,017         --          --
Amortization of
  deferred
  compensation...                         --        --       --         --       --          --          --          --
 Preferred stock
   dividends.....                         --        --       --         --       --          --          --          --
Net loss.........                         --        --       --         --       --          --          --          --
                                       ------    ------     ----     ------   ------ -----------  ---------- -----------
BALANCE AT JUNE
 30, 2000
 (unaudited).....                      $2,106    $1,139     $563     $2,594   $5,873 $34,030,809  $1,341,000 $       --
                                       ======    ======     ====     ======   ====== ===========  ========== ===========
                                   Deficit
                                 Accumulated       Total
                                  During the   Stockholders'
                     Deferred    Development      Equity
                   Compensation     Stage        (Deficit)
                   ------------- ------------- -------------
Issuance of
  5,814,190
  shares of
  common stock at
  $0.001 per
  share..........  $       --    $        --    $       --
Issuance of
  2,105,931
  shares of
  preferred stock
  at $3.15 per
  share..........          --             --      5,233,420
Issuance of
  78,776 shares
  of Series A
  preferred stock
  warrants for
  financing
  activities.....          --             --        242,000
 Deferred
   compensation..     (190,385)           --            --
 Amortization of
  deferred
  compensation...       28,267            --         28,267
Net loss.........          --        (101,334)     (101,334)
                   ------------- ------------- -------------
BALANCE AT
 DECEMBER 31,
 1996............     (162,118)      (101,334)    5,402,353
Proceeds from
  stockholders'
  receivables....          --             --      1,004,310
Issuance of
  1,135,000
  shares of
  preferred stock
  at $4.00 per
  share..........          --             --      4,197,000
Issuance of
  36,450 shares
  of Series B
  preferred stock
  warrants for
  financing
  activities.....          --             --        139,000
 Deferred
   compensation..   (1,001,629)           --            --
 Amortization of
  deferred
  compensation...      214,272            --        214,272
Net loss.........          --      (3,803,030)   (3,803,030)
                   ------------- ------------- -------------
BALANCE AT
 DECEMBER 31,
 1997............     (949,475)    (3,904,364)    6,366,548
Issuance of 4,377
  shares of
  preferred stock
  at $4.00 per
  share..........          --             --         17,512
Issuance of
  563,044 shares
  of preferred
  stock at $4.05
  per share......          --             --      2,170,813
Exercise of
  29,977 stock
  options at
  $0.19 per
  share..........          --             --          5,555
Issuance of 8,884
  shares of
  Series C
  preferred stock
  warrants for
  financing
  activities.....          --             --         35,000
 Deferred
   compensation..     (362,489)           --            --
 Amortization of
  deferred
  compensation...      401,468            --        401,468
Net loss.........          --      (8,737,631)   (8,737,631)
                   ------------- ------------- -------------
BALANCE AT
 DECEMBER 31,
 1998............     (910,496)   (12,641,995)    1,046,622
Issuance of
  2,593,750
  shares of
  preferred stock
  at $4.80 per
  share..........          --             --     11,525,000
Exercise of 3,373
  stock options
  at $0.19 per
  share..........          --             --            625
Deferred
  compensation...   (3,045,666)           --            --
 Amortization of
 deferred
 compensation....      612,909            --        612,909
Issuance of
  200,000 shares
  of Series D
  preferred stock
  warrants for
  financing
  activities.....          --             --        925,000
Net loss.........          --     (12,145,446)  (12,145,446)
                   ------------- ------------- -------------
BALANCE AT
 DECEMBER 31,
 1999............   (3,343,253)   (24,787,441)    1,964,710
Exercise of
  25,159 stock
  options at
  $0.19 per
  share..........          --             --          4,663
Deferred
  compensation...   (5,284,017)           --            --
Amortization of
  deferred
  compensation...    1,303,844            --      1,303,844
 Preferred stock
   dividends.....          --        (390,575)     (390,575)
Net loss.........          --      (9,042,226)   (9,042,226)
                   ------------- ------------- -------------
BALANCE AT JUNE
 30, 2000
 (unaudited).....  $(7,323,426)  $(34,220,242)  $(6,159,584)
                   ============= ============= =============

                            See accompanying notes.

                                   POZEN Inc.
                         (a development stage company)

                            Statements of Cash Flows

                                                                   Period from
                                                                  September 26,
                                                                      1996
                                                                   (inception)    Six Months Ended June
                                Year Ended December 31,              through               30,
                          --------------------------------------  December 31,   ------------------------
                             1997         1998          1999          1999          1999         2000
                          -----------  -----------  ------------  -------------  -----------  -----------
                                                                                 (unaudited)  (unaudited)
Operating activities
Net loss................  $(3,803,030) $(8,737,631) $(12,145,446) $(24,787,441)  $(3,951,213) $(9,042,226)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
 Depreciation...........       21,738       42,980        43,815       108,533        18,849       22,710
 Amortization of
  deferred
  compensation..........      214,272      401,468       612,909     1,256,916       232,203    1,303,844
 Noncash financing
  charge................          --           --        450,000       450,000           --           --
Changes in operating
 assets and liabilities:
 Prepaid expenses and
  accrued interest
  receivable............      (95,174)      76,579       (15,422)      (34,017)      (25,471)    (125,484)
 Other assets...........       (8,907)         (21)         (625)       (9,553)          --           462
 Accounts payable and
  accrued expenses......      958,019      929,529       293,826     2,360,297      (409,453)     680,419
                          -----------  -----------  ------------  ------------   -----------  -----------
 Net cash used in
  operating activities..   (2,713,082)  (7,287,096)  (10,760,943)  (20,655,265)   (4,135,085)  (7,160,275)
Investment activities
 Purchase of equipment..     (119,874)     (44,334)      (54,676)     (218,884)      (15,500)     (40,337)
                          -----------  -----------  ------------  ------------   -----------  -----------
 Net cash used in
  investing activities..     (119,874)     (44,334)      (54,676)     (218,884)      (15,500)     (40,337)
Financing activities
 Proceeds from issuance
  of preferred stock....    4,336,000    2,223,325     9,000,000    21,034,745           --    16,875,115
 Proceeds from issuance
  of common stock.......          --         5,555           625         6,180           --         4,663
 Proceeds from
  stockholders'
  receivables...........    1,004,310          --            --      1,004,310           --           --
 Proceeds from notes
  payable...............          --           --      3,000,000     3,000,000     3,000,000          --
 Repayments on notes
  payable to related
  parties...............      (75,000)         --            --            --            --           --
                          -----------  -----------  ------------  ------------   -----------  -----------
 Net cash provided by
  financing activities..    5,265,310    2,228,880    12,000,625    25,045,235     3,000,000   16,879,778
                          -----------  -----------  ------------  ------------   -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............    2,432,354   (5,102,550)    1,185,006     4,171,086    (1,150,585)   9,679,166
Cash and cash
 equivalents at
 beginning of period....    5,656,276    8,088,630     2,986,080           --      2,986,080    4,171,086
                          -----------  -----------  ------------  ------------   -----------  -----------
Cash and cash
 equivalents at end of
 period.................  $ 8,088,630  $ 2,986,080  $  4,171,086  $  4,171,086   $ 1,835,495  $13,850,252
                          ===========  ===========  ============  ============   ===========  ===========
Supplemental schedule of
 cash flow information
 Cash paid for
  interest..............  $     5,095  $    35,630  $    136,318  $    178,644   $   110,406  $       241
                          ===========  ===========  ============  ============   ===========  ===========
Supplemental schedule of
 noncash investing and
 financing activities
 Conversion of notes
  payable to preferred
  stock.................  $       --   $       --   $  3,000,000  $  3,000,000   $       --   $       --
                          ===========  ===========  ============  ============   ===========  ===========
 Preferred stock
  dividend..............  $       --   $       --   $        --   $        --    $       --   $   390,575
                          ===========  ===========  ============  ============   ===========  ===========

                            See accompanying notes.

                                   POZEN Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company--The Company is a pharmaceutical company committed to building a portfolio of products with significant commercial potential in select therapeutic areas. The Company's initial area of focus is migraine, where it has built a portfolio of four product candidates through a combination of innovation and in-licensing. The Company uses the term in-licensing to mean acquiring a royalty-bearing exclusive license to make, have made, use, sell, offer for sale or import a compound or technology under the licensor's patents and know-how in the agreed field and territory. The Company's lead product candidate is MT 100, which is being developed as an oral first-line therapy for the treatment of migraine.

In order to continue to expand its product pipeline, the Company intends to complement its internal product innovations by in-licensing additional product candidates. The Company intends to commercialize its product candidates through other pharmaceutical companies in exchange for upfront and milestone payments, proceeds from the manufacturing of drug substance and royalties. In the future, the Company may retain the right to co-promote its products.

The Company's in-licensing strategy, intended to improve the Company's access to commercially attractive compounds, also provides the licensor with an option to license back the product candidate at various stages of development and on set terms and conditions.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from the estimates and assumptions used.

Cash and Cash Equivalents--The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash is invested in interest-bearing investment-grade securities.

Equipment--Equipment consists primarily of furniture and fixtures and is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from five to seven years.

Research and Development Costs--Research and development costs are charged to operations as incurred.

Income Taxes--The Company accounts for income taxes using the liability method. Deferred income taxes are provided for temporary differences between financial reporting and tax bases of assets and liabilities.

Unaudited Financial Information--The accompanying financial statements and related notes to the financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 are unaudited, but in the opinion of management, include all adjustments consisting of normal recurring adjustments necessary for a fair presentation of results for the interim periods.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted for the June 30 periods, although the Company believes that the disclosures included are adequate to make the information presented not misleading. Results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

                                   POZEN Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

Non-Cash Preferred Stock Charge--In accordance with EITF 98-5, the Company has recorded a non-cash preferred stock charge on the Series E which represents the excess of the fair market value of the underlying common stock and warrants issued to the Series E holders over the sale price of the securities but limited to the net proceeds received from the Series E offering.


Net Loss Per Share--Basic and diluted net loss per common share are presented in conformity with the Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share", for all periods presented. Following the guidance given by the Securities and Exchange Commission in Staff Accounting Bulletin ("SAB") No. 98, common stock and convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

In accordance with SFAS 128, basic and diluted net loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the period. Pro forma basic and diluted net loss per common share, as presented in the statements of operations, has been computed for the year ended December 31, 1999 and the six months ended June 30, 2000 as described above, and also gives effect to the conversion of the convertible preferred stock that will automatically convert to common stock immediately prior to the completion of the Company's initial public offering (using the if-converted method) from the original date of issuance and the payment in shares of common stock of the accumulated dividend on the Series E preferred stock.

Reclassifications--Certain amounts in the 1997, 1998 and 1999 financial statements have been reclassified to conform with June 30, 2000 classifications. Those reclassifications did not result in any changes to net loss or stockholders' equity (deficit) as previously reported.

                                   POZEN Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


The following table presents the calculation of basic, diluted and pro forma basic and diluted net loss per common share (in thousands except per share da-ta):

                                                           Six Months Ended
                            Year Ended December 31,            June 30,
                            --------------------------  -----------------------
                             1997     1998      1999       1999        2000
                            -------  -------  --------  ----------- -----------
                                                        (unaudited) (unaudited)


Net loss attributable to
 common stockholders....... $(3,803) $(8,738) $(12,145)   $(3,951)   $(26,308)
                            =======  =======  ========    =======    ========
Basic and diluted:
  Weighted-average shares
   of common stock
   outstanding.............   5,814    5,835     5,845      5,844       5,866
                            =======  =======  ========    =======    ========
  Weighted-average shares
   used in computing basic
   and diluted net loss per
   common share............   5,814    5,835     5,845      5,844       5,866
                            =======  =======  ========    =======    ========
Basic and diluted net loss
 per common share.......... $ (0.65) $ (1.50) $  (2.08)   $ (0.68)   $  (4.48)
                            =======  =======  ========    =======    ========
Pro forma:
  Shares used above........                      5,845                  5,866
  Pro forma adjustment to
   reflect weighted effect
   of conversion of
   convertible preferred
   stock (unaudited).......                      6,163                 10,945
                                              --------               --------
  Shares used in computing
   pro forma basic and
   diluted net loss per
   common share
   (unaudited).............                     12,008                 16,811
                                              ========               ========
  Pro forma basic and
   diluted net loss per
   common share
   (unaudited).............                   $  (1.01)              $  (1.56)
                                              ========               ========

The Company has excluded all convertible preferred stock, outstanding stock options, and warrants from the calculation of net loss per common share because such securities are antidilutive for all periods presented. Had the Company been in a net income position, these securities would have been included in the calculation. These potentially dilutive securities consist of the following:

                                                           Six Months Ended
                             Year Ended December 31,           June 30,
                          ----------------------------- -----------------------
                            1997      1998      1999       1999        2000
                          --------- --------- --------- ----------- -----------
                                                        (unaudited) (unaudited)


Convertible preferred
 stock..................  2,903,823 4,982,280 6,163,192  5,137,467  10,908,938
Convertible preferred
 stock dividends........        --        --        --         --       35,614
Outstanding common stock
 options................    348,516   545,330   903,261    799,953   1,353,451
Outstanding warrants....    108,290   164,995   246,516    167,424     453,928
                          --------- --------- ---------  ---------  ----------
  Total.................  3,360,629 5,692,605 7,312,969  6,104,844  12,751,931
                          ========= ========= =========  =========  ==========

                                   POZEN Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Stock Based Compensation--The Company accounts for stock options issued to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, no compensation expense is recognized for stock or stock options issued with an exercise price equivalent to the fair value of the Company's common stock. In general, stock options and other equity instruments granted or issued to consultants and others who are not employees or directors are accounted for in accordance with SFAS No. 123, "Accounting for Stock Based Compensation." For companies that continue to account for stock based compensation arrangements under APB 25, SFAS 123 requires disclosure of the pro forma effect on net income (loss) as if the fair value based method prescribed by SFAS 123 had been applied. The Company has adopted the pro forma disclosure requirements of SFAS 123.

Comprehensive Income--As of January 1, 1998, the Company adopted SFAS 130, "Reporting Comprehensive Income." SFAS 130 established new rules for the reporting and display of comprehensive income or loss and its components; however, the adoption of this statement had no impact on the Company's operating results or stockholders' equity (deficit).

Segment Reporting--As of January 1, 1998, the Company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable operating segments as of December 31, 1999.

Recently Issued Accounting Standards--In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Investments and Hedging Activities," SFAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes several existing standards. SFAS 133, as amended by SFAS 137 and SFAS 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect that the adoption of SFAS 133 will have a material impact on its financial statements.

In December 1999, the Securities and Exchange Commission (SEC) staff issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. SAB 101 explains how the SEC staff applies by analogy the existing rules on revenue recognition to other transactions not covered by such rules. In March 2000, the SEC issued SAB 101A that delayed the original effective date of SAB 101 until the second quarter of 2000 for calendar year companies. In June 2000, the SEC issued SAB 101B that further delayed the effective date of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Company does not expect that the adoption of SAB 101 will have a material impact on its financial statements.

2. STOCKHOLDERS' EQUITY (DEFICIT)

In December 1996, the Company completed a private placement of 2,105,931 shares of its Series A Convertible Preferred Stock ("Series A") and received cash of $5,475,420 and notes receivable of $1,000,000, net of offering costs. The notes receivable were collected during 1997. In conjunction with

                                   POZEN Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

the issuance of the Series A, in January 1997, the Company issued warrants to purchase 78,776 shares of Series A at a purchase price of $0.001 per share to certain key advisors for their services related to financing activities. The warrants have been accounted for as offering costs related to the issuance of the Series A at a value calculated under the "Black-Scholes" formula at approximately $242,000.

In December 1997, the Company completed a private placement of 1,135,000 shares of its Series B Convertible Preferred Stock ("Series B") and received cash of $4,336,000, net of offering costs. At December 31, 1997, the Company was obligated to issue warrants to purchase 36,450 shares of Series B at a purchase price of $0.001 per share to certain key advisors for their services related to financing activities. The warrants have been accounted for as offering costs related to the issuance of the Series B at a value calculated under the "Black-Scholes" formula at approximately $139,000.

In March 1998, the Company issued an additional 4,377 shares of its Series B for $17,512 interest accrued on the funds received prior to the December 1997 Series B private placement.

On March 4, 1998, the Company amended its Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.001, from 10,000,000 shares to 20,000,000 shares.

In March 1998, the Company completed a private placement of 563,044 shares of its Series C Convertible Preferred Stock ("Series C") and received cash of $2,205,813, net of offering costs. In conjunction with the issuance of the Series C, the Company issued warrants to purchase 8,884 shares of Series C at a purchase price of $0.001 per share to certain key advisors for their services related to financing activities. The warrants have been accounted for as offering costs related to the issuance of Series C at a value calculated under the "Black-Scholes" formula at approximately $35,000.

In July 1999, the Company amended its Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.001 per share, from 20,000,000 shares to 30,000,000 shares and the number of authorized shares of preferred stock, par value $0.001 per share, from 10,000,000 shares to 20,000,000 shares.

In July, 1999 the Company completed a private placement of 1,875,000 shares of its Series D Convertible Preferred Stock ("Series D") and received cash of $9,000,000. In September 1999, upon completion of the Series D private placement, the previously issued Convertible Promissory Note ("Note") funded by MEDGROWTH S.A. ("MEDGROWTH") in bridge financing, issued on March 1, 1999 for $3 million, automatically converted into 625,000 shares of Series D at $4.80 per share. The terms of the Note provided for automatic conversion into shares of Series D on the same terms and conditions extended to other purchasers of Series D, the conversion of the $450,000 loan origination fee into Series D or payable in cash at the time of conversion and the issuance of 200,000 warrants to BB Medtech AG, of which MEDGROWTH is a wholly owned subsidiary to purchase 200,000 shares of Series D at a purchase price of $3.15 per share with a term of two years for their services related to financing activities. Interest on the Note was paid at a fixed rate of 11% annually. The warrants have been accounted for as offering costs related to the issuance of the Series D at a value calculated under the "Black-Scholes" formula at approximately $925,000. MEDGROWTH elected to receive 93,750 shares of Series D in exchange for the Note's loan origination fee in the amount of $450,000, which was expensed as a financing cost.

The following is a summary of the rights, preferences and terms of the Company's outstanding series of Preferred Stock:

                                  POZEN, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Conversion

Each share of Series A, Series B, Series C, and Series D shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of common stock as is determined by dividing $3.15, $4.00, $4.05, and $4.80 respectively, by the conversion price in effect at the time of conversion. The conversion prices adjusted for the stock split as described in Note 10 are $2.34, $2.97, $3.00, and $3.56 for holders of Series A, Series B, Series C, and Series D, respectively. The conversion prices are subject to adjustment for issuances of equity investments at prices below the conversion price of a specific series of preferred stocks, with certain exceptions.

The Series A, Series B, Series C, and Series D will automatically be converted into such number of fully paid and nonassessable shares of common stock as is determined by dividing $3.15, $4.00, $4.05, and $4.80 respectively, by the conversion price in effect at the time of conversion upon the occurrence of the closing of an underwritten public offering.

Dividends

Dividends on the Series A, Series B, Series C, and Series D are payable when and if declared by the Board of Directors. No dividend shall be paid on the common stock in any year unless equivalent dividends for such year have been declared and paid on the Series A, Series B, Series C, and Series D. No dividend shall be paid on the Series A, Series B, Series C, and Series D unless equivalent dividends are paid on the Series E. Through June 30, 2000, no dividends have been declared or paid by the Company.

Voting

Each holder of the Series A, Series B, Series C, and Series D is entitled to the number of votes equal to the number of shares of common stock into which such holder's shares are convertible.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A, Series B, Series C, and Series D are entitled to receive, subject to the senior rights of the Series E, an amount equal to their initial purchase price per share plus any accrued and unpaid dividends on such shares, if any. Any assets of the Company remaining after the payments specified above shall be distributed pro rata with respect to the outstanding shares of common stock.

At June 30, 2000, shares of common stock reserved for future issuance are as follows:

      Shares available for grant under stock option plan...........     87,746
      Shares issuable pursuant to options granted under stock
       option plan.................................................  1,459,055
      Series A Convertible Preferred Stock.........................  2,840,901
      Series B Convertible Preferred Stock.........................  1,537,020
      Series C Convertible Preferred Stock.........................    759,546
      Series D Convertible Preferred Stock.........................  3,498,969
      Series E Convertible Preferred Stock.........................  3,493,812
      Warrants.....................................................    470,255
                                                                    ----------
      Total reserved............................................... 14,147,304
                                                                    ==========

                                   POZEN Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


3. REDEEMABLE PREFERRED STOCK

On March 24, 2000, the Company completed a private placement of 2,589,927 shares of Series E Convertible Preferred Stock ("Series E") and received cash of $16,875,115, net of offering costs. The terms of the Series E provide for similar conversion, voting and dividend rights and liquidation preference as those provided to the Series A, Series B, Series C, and Series D. The Series E holders are entitled to receive cumulative dividends at an annual rate of 8% of the original purchase price payable in cash or shares of Series E at the option of the holder. Dividends are payable when declared by the Board of Directors and upon conversion, liquidation or redemption. Cumulative and unpaid dividends were $390,575 at June 30, 2000. In addition, the terms of conversion provide for a decrease in conversion price from $6.95 to $5.73 if the Company is unable to complete by September 15, 2000 a qualified public offering or to effect a merger or acquisition of the Company that would entitle the holders of the Series E to receive $10.43 or more per share. At the date of issuance, the Company believes the per share price of $6.95 represented the fair value of the preferred stock and was in excess of the deemed fair value of its common stock. Subsequent to the commencement of the Company's initial public offering process, the Company re-evaluated the deemed fair market value of its common stock as of March 2000 and determined it to be $22.48 per share (on a pre-split basis). Accordingly, the incremental fair value is deemed to be the equivalent of a preferred stock dividend. The Company recorded the non-cash preferred stock charge at the date of issuance by offsetting charges and credits to additional paid-in capital of $16,875,115, without any effect on total stockholders' equity. The non-cash charge was limited to the net proceeds received from the Series E offering. The conversion price adjusted for the stock split discussed in Note 10 is $5.15 unless reduced to $4.25 pursuant to the terms of the Series E convertible preferred stock on September 15, 2000.

The terms of the Series E also provide for a mandatory redemption commencing on March 23, 2005, March 23, 2006 and March 23, 2007, respectively, and continuing for a period of 60 days after each such date or at a earlier date as a majority or more of the capital stock is sold in a single transaction or a series of related transactions when the holders of 75% of the issued and outstanding shares of the Series E elect to cause a redemption. The redemption price is the greater of the appraised value as defined or the original purchase price of the Series E plus any accrued but unpaid dividends. Default in the payment of any required redemption of Series E entitles the holders of Series E to elect a majority of the Board of Directors and receive special voting rights.

In conjunction with the issuance of the Series E, the Company issued warrants to purchase 23,217 shares of Series E at an initial exercise price of $6.95 per share to certain key advisors for their services related to financing activities. These warrants have since been modified to provide for an additional per share payment upon exercise, equal to the difference between the exercise price otherwise applicable and the initial public offering price per share of common stock. The warrants have been accounted for as offering costs related to the issuance of Series E at a value calculated under the "Black Scholes" formula at approximately $261,000.

4. ACCRUED EXPENSES

Accrued expenses consist of the following:

                                                   December 31,       June 30,
                                               --------------------- -----------
                                                  1998       1999       2000
                                               ---------- ---------- -----------
                                                                     (unaudited)
      Clinical trial contract costs........... $1,127,177 $1,832,551 $1,009,363
      Other...................................     97,759    168,376    488,536
                                               ---------- ---------- ----------
                                               $1,224,936 $2,000,927 $1,497,899
                                               ========== ========== ==========

                                   POZEN Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


5. INCOME TAXES

At December 31, 1998 and 1999 and June 30, 2000, the Company had federal and state net operating loss carryforwards of approximately $11 million, $22 million and $30 million, respectively, for income tax purposes. At December 31, 1998 and 1999 and June 30, 2000, the Company had research and development credit carryforwards of approximately $490,000, $685,000 and $930,000, respectively. The federal net operating loss carryforwards and research and development credit carryforwards begin to expire in 2012. State net operating loss carryforwards begin to expire in 2001. For financial reporting purposes, a valuation allowance has been recognized to offset the deferred tax assets related to the carryforwards. When, and if recognized, the tax benefit for those items will be reflected in current operations of the period in which the benefit is recorded as a reduction of income tax expense. The utilization of the loss carryforwards to reduce future income taxes will depend on the Company's ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. In addition, the maximum annual use of net operating loss carryforwards is limited in certain situations where changes occur in stock ownership.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                             December 31,           June 30,
                                        ------------------------  ------------
                                           1998         1999          2000
                                        -----------  -----------  ------------
                                                                  (unaudited)
   Deferred tax assets:
     Net operating loss carryforward... $ 4,719,000  $ 9,040,000  $ 11,800,000
     Research and development costs....     490,000      685,000       930,000
                                        -----------  -----------  ------------
   Total deferred tax assets...........   5,209,000    9,725,000    12,730,000

   Valuation allowance.................  (5,209,000)  (9,725,000)  (12,730,000)
                                        -----------  -----------  ------------
   Net deferred tax asset.............. $       --   $       --   $        --
                                        ===========  ===========  ============

6. STOCK OPTION PLAN

On November 20, 1996, the Company established a Stock Option Plan and authorized the issuance of options for up to 1,605,310 shares of common stock to attract and retain quality employees and to allow such employees to participate in the growth of the Company. Awards may be made to participants in the form of incentive and nonqualified stock options. Eligible participants under the Plan include executive and key employees of the Company. The vesting period ranges from immediate vesting at issuance to three years or immediately upon a significant change in ownership as defined by the plan document. The exercise price for incentive stock options may not be less than 100% of the fair market value of the common stock on the date of grant (110% with respect to incentive stock options granted to optionees who are 10% or more stockholders of the Company).

                                   POZEN Inc.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


A summary of the Company's stock option activity, and related information is as follows:

                                                                       Weighted-
                                                                        Average
                                                            Number of  Exercise
                                                             Shares      Price
                                                            ---------  ---------
      Options granted......................................    88,562    $0.19
                                                            ---------    -----
      Balance at December 31, 1996.........................    88,562     0.19
        Options granted....................................   470,127     0.19
        Forfeited..........................................   (10,118)    0.19
                                                            ---------    -----
      Balance at December 31, 1997.........................   548,571     0.19
        Options granted....................................   194,593     0.33
        Exercised..........................................   (29,977)    0.19
        Forfeited..........................................  (104,923)    0.19
                                                            ---------    -----
      Balance at December 31, 1998.........................   608,264     0.23
        Options granted....................................   612,221     1.12
        Exercised..........................................    (3,373)    0.19
        Forfeited..........................................  (105,222)    0.88
                                                            ---------    -----
      Balance at December 31, 1999......................... 1,111,890     0.66
        Options granted....................................   379,069     2.11
        Exercised..........................................   (25,159)    0.19
        Forfeited..........................................    (6,745)    1.48
                                                            ---------    -----
      Balance at June 30, 2000 (unaudited)................. 1,459,055    $1.04
                                                            =========    =====

Exercise prices for options outstanding as of December 31, 1997, 1998 and 1999 were $0.19-$1.48. The weighted-average fair value of options granted for all periods presented is $4.27 per share. The weighted-average remaining contractual life of the options is nine years. At December 31, 1997, 1998 and 1999, 69,826, 174,628 and 351,730 options were exercisable, respectively.

The Company has elected to follow Accounting Principles Board Opinion No. 25, APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options.

During the year ended December 31, 1999, in connection with the grant of certain share options to employees, the Company recorded deferred compensation of $3.0 million, representing the excess of the fair value of the common stock on the date of grant over the exercise price. Deferred compensation is included as a reduction of stockholders' equity and is being amortized to expense according to the vesting method. During the year ended December 31, 1999, the Company recorded amortization of deferred compensation of $612,909.

During the period June 30, 2000, in connection with the grant of certain share options to employees, the Company recorded deferred compensation of $5.3 million, representing the difference between the exercise price and the deemed fair value of the Company's common stock on the date such stock options were granted. During the period ended June 30, 2000, the Company recorded amortization of deferred compensation of approximately $1,303,844. As of June 30, 2000, the Company anticipates recording amortization of deferred compensation of $2,949,117, $2,812,157, $2,576,726 and $289,269 for the years ended December 31, 2000, 2001, 2002 and 2003, respectively.

                                  POZEN, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the minimum value option pricing model with the following weighted-average assumptions: risk-free interest rates of 6.4%; dividend yields of 0%; and a weighted-average expected life of the option of 10 years.

The minimum value option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma net loss information is as follows:

                                         For the Year Ended December 31,
                                       --------------------------------------
                                          1997         1998          1999
                                       -----------  -----------  ------------
Net loss attributable to common
 stockholders--as reported............ $(3,803,030) $(8,737,631) $(12,145,446)
                                       ===========  ===========  ============
Net loss attributable to common
 stockholders--SFAS No. 123 pro
 forma................................ $(4,065,704) $(9,139,807) $(12,823,763)
                                       ===========  ===========  ============
Net loss per common share--SFAS No.
 123 pro forma........................ $     (0.70) $     (1.57) $      (2.19)
                                       ===========  ===========  ============

7. LEASES

The Company leases its office space and certain equipment under cancelable and noncancelable operating lease agreements. Rent expense incurred by the Company was approximately $95,000, $116,000, $107,000 and $413,000 and for the years ended December 31, 1997, 1998 and 1999 and for the period September 25, 1996 (inception) through December 31, 1999, respectively. The following is a schedule of future minimum lease payments for operating leases at December 31, 1999:

      2000............................................................. $114,554
      2001.............................................................  117,523
      2002.............................................................  120,492
      2003.............................................................   50,720
                                                                        --------
                                                                        $403,289
                                                                        ========

8. LICENSE AGREEMENT

In September 1999, the Company entered into a licensing agreement with F. Hoffmann-La Roche, Ltd and Syntex ("Roche") in which the Company is granted certain patent rights and know how to develop, manufacture and commercialize Roche's MT 500 compound. The agreement provides for a

                                  POZEN, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

product option during two discrete periods whereby Roche would re-acquire all of the rights granted to the Company as well as any data, documentation, know how and additional intellectual property generated, owned or controlled by the Company. Depending upon the development period at which the product option is exercised, Roche would make specified one-time payments upon exercise of the product option and upon NDA approval. In addition, Roche would make royalty payments based upon net sales. In general, either party may terminate the agreement in the event of an uncured material breach by the other party, or in the event of the bankruptcy of the other party. In either case all rights to the product will revert to the terminating party. Additionally, the Company, prior to exercise of the option by Roche, or Roche, following exercise of the option by Roche, may terminate the agreement without cause by providing the other party with 180 days' written notice, in which case all rights to the product will revert to the non-terminating party. All royalty and other payment obligations of the parties survive any termination of the agreement.

The Company made a one-time non refundable payment of $1 million to enter into this agreement. If the collaborative agreement continues for the full term, the Company will pay Roche royalties on net sales and a portion of all payments owed by the Company's sublicensees less the Company's development cost. The product has not completed the clinical development process. As the Company is required to advance the product through the clinical development process, it has charged the $1 million payment to research and development.

9. RETIREMENT SAVINGS PLAN

In July 1997, the Company began a defined contribution 401(k) pension plan (the "Plan") covering substantially all employees who are at least 21 years of age. Based upon management's discretion, the Company may elect to make contributions to the Plan. For the years ended December 31, 1997, 1998 and 1999, and for the period September 25, 1996 (inception) through December 31, 1999, the Company did not make any contributions to the Plan.

10. SUBSEQUENT EVENTS

In April 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed Initial Public Offering (the "Offering"). If the Offering is consummated, the preferred stock outstanding as of the closing date will be converted into shares of the Company's common stock. The unaudited pro forma stockholders' equity in the accompanying balance sheet as of June 30, 2000 reflects conversion of all preferred stock outstanding as of June 30, 2000 into 12,909,256 shares of common stock. Pro forma net loss per common share is computed as if the outstanding preferred stock had been converted into common stock on the date of issuance.

In May 2000, the Board of Directors adopted, and in June 2000 the stockholders approved, the POZEN Inc. 2000 Equity Compensation Plan under which the Company has authorized the issuance of equity based awards for up to 3,000,000 shares of common stock. This Plan will become effective upon the consummation of the Offering.

On August 28, 2000 and September 14, 2000, the Board of Directors and the stockholders, respectively, of the Company approved a 1.349-for-1 common stock split to be effective prior to the effectiveness of the Offering. An amendment to the Company's Certificate of Incorporation effecting the stock split was filed with the State of Delaware on October 6, 2000. All common share and per common share amounts

                                  POZEN, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

for all periods presented in the accompanying financial statements have been restated to reflect the effect of this common stock split.

On August 28, 2000, the Company completed a private placement of 1,597,285 shares of Series F and received cash of $10,742,000, net of offering costs. The terms of the Series F are substantially similar to those of Series E. The Company will record a non-cash preferred stock charge at the date of issuance by offsetting charges and credits to additional paid-in capital of $10,742,000, without any effect on total stockholders' equity.

In addition, the Board of Directors and stockholders have approved an amendment to the certificate of incorporation to take effect as of the effective date of the registration statement, increasing the authorized capital stock to 90,000,000 shares of common stock and reducing the number of authorized preferred stock to 10,000,000, each with a par value of $0.001.

                            POZEN PRODUCT PORTFOLIO
                             STAGES OF DEVELOPMENT









                             Product table Diagram
                             indicating the product
                             candidates and their
                             respective indication
                             with current clinical
                             states.









                             [LOGO OF POZEN, INC.]

                             5,000,000 Shares

                                   POZEN INC.

                                  Common Stock



                               [POZEN INC. LOGO]

                             ---------------------
                                   PROSPECTUS
                             ---------------------

Until        , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                           U.S. Bancorp Piper Jaffray

                          Prudential Vector Healthcare
                        a unit of Prudential Securities

                         Pacific Growth Equities, Inc.

                                        , 2000

                                    PART II

Item 13. Other Expenses of Issuance and Distribution

     Securities and Exchange Commission registration fee............ $   24,288
     National Association of Securities Dealers, Inc. fee........... $    9,000
     Nasdaq Stock Market listing fee................................ $   95,000
     Accountants' fees and expenses................................. $  400,000
     Legal fees and expenses........................................ $  500,000
     Blue Sky fees and expenses..................................... $   10,000
     Transfer Agent's fees and expenses............................. $   10,000
     Printing and engraving expenses................................ $  320,000
     Miscellaneous.................................................. $  131,712
                                                                     ----------
         Total Expenses............................................. $1,500,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

The Registrant's Certificate of Incorporation permits indemnification to the fullest extent permitted by Delaware law and require the Registrant to indemnify any person who was or is an authorized representative of the Registrant, and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceedings had no reasonable cause to believe such conduct was unlawful. The Registrant shall also indemnify any person who was or is an authorized representative of the Registrant and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that that such person was or is an authorized representative of the Registrant, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Such indemnification is mandatory as to expenses actually and reasonably incurred to the extent that an authorized representative of the Registrant had been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the stockholders. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

The Underwriting Agreement provides that the underwriter is obligated, under certain circumstances, to indemnify directors, officers, and controlling persons of the Registrant against certain liabilities, including liabilities under the Act. Reference is made to Section 6 of the form of Underwriting Agreement which is filed as Exhibit 1.1 hereto.

Item 15. Recent Sales of Unregistered Securities

The share numbers presented below are provided with respect to our shares of common stock and series A convertible preferred stock, series B convertible preferred stock, series C convertible preferred stock, series D convertible preferred stock, series E convertible preferred stock and series F convertible preferred stock and reflect the conversion of our series A convertible preferred stock, series B convertible preferred stock, series C convertible preferred stock, series D convertible preferred stock and series E convertible preferred stock into common stock, which will occur immediately prior to completion of this offering. Any references to common stock in this Item 15 reflect a 1.349-for-1 split of our common stock to holders of record prior to the effectiveness of this offering.

Except as described below, there have been no securities sold by us within the last three years that were not registered under the Securities Act.

(a) Issuances of Securities

  On August 28, 2000, we issued an aggregate of 1,597,285 shares of series F convertible preferred stock to 3 large institutional accredited investors and 3 foreign institutional accredited investors, each of whom was an existing stockholder, at an aggregate offering price of $11,101,130.

  On March 24, 2000, we issued an aggregate of 2,589,927 shares of series E convertible preferred stock to 10 accredited institutional and 5 accredited individual investors, 2 of whom were existing stockholders, at an aggregate offering price of $18,000,000. In connection with this transaction, we also issued warrants to purchase 24,485 shares of series E convertible preferred stock at an initial exercise price of $6.59 per share to U.S. Bancorp Piper Jaffray for services as placement agents for the offering of our series E convertible preferred stock. Immediately prior to the consummation of this offering, these warrants will become warrants to purchase 33,030 shares of our common stock in exchange for payment to us of an amount per share equal to the initial public offering price per share of the common stock.

  On March 1, 1999, we issued a convertible promissory note to a foreign institutional accredited investor in the principal amount of $3,000,000, which was converted into a total of 625,000 shares of series D convertible preferred stock in July 1999. In connection with this transaction, we also issued warrants to purchase 200,000 shares of series D convertible preferred stock at an exercise price of $3.15 per share to an institution affiliated with this foreign investor. In July and September 1999, we sold an aggregate of 1,968,750 additional shares of series D convertible preferred stock to 2 accredited individual investors and to the holder of the convertible promissory note, at an aggregate offering price of $9,450,000.

  In March 1998, we issued an aggregate of 563,044 shares of our series C convertible preferred stock to 2 accredited institutional investors, one of whom was an existing stockholder, at an aggregate offering price of $2,280,328. In connection with this transaction, we also issued warrants to purchase 8,884 shares of series C convertible preferred stock at an exercise price of $0.001 per share to Burton Advisors Ltd. for services as placement agent for this offering.

  In December 1997 and March 1998, we issued an aggregate of 1,139,377 shares of series B convertible preferred stock to 8 institutional and 1 individual accredited investors, 4 of whom were existing stockholders, at an aggregate offering price of $4,557,508. In connection with these transactions, we also issued warrants to purchase 36,450 shares of series B convertible preferred stock at an exercise price of $0.001 per share to Burton Advisors Ltd and 2 of its agents for services as placement agent for this offering.

Between November 1996 and August 28, 2000, we have issued options to certain employees, consultants and others to purchase an aggregate of 1,791,787 shares of common stock. As of August 28, 2000, 58,509 of such options have been exercised, 227,008 of such options have been terminated and 1,506,270 of such options remain outstanding at a weighted average exercise price of $1.12 per share.

(b) U.S. Bancorp Piper Jaffray Inc. served as placement agent in connection with the offer and sale by us of our series E convertible preferred stock and has received a commission in the amount of $995,867 and warrants for such services. In addition, U.S. Bancorp Piper Jaffray Inc. will receive a commission in connection with the offer and sale by us of our series F convertible preferred stock. Punk Ziegel was engaged as placement agent in connection with the offer and sale by us of our series D convertible preferred stock but has not earned any commissions or discounts in connection with the offering. Burton Advisors Ltd. served as placement agent in connection with the offer and sale by us of our series A, B and series C convertible preferred stock and has received commissions in the aggregate amount of $278,516 and warrants to purchase an aggregate of 45,334 shares of series A, series B, or series C convertible preferred stock at an exercise price of $0.001 per share for such services. No affiliation exists between these placement agents. Except as so noted, no underwriters were involved in connection with the sales of securities referred to in paragraph (a) of this Item 15.

(c) The convertible promissory note, the warrants and the shares of common stock, series A convertible preferred stock, series B convertible preferred stock, series C convertible preferred stock, series D convertible preferred stock, series E convertible preferred stock and series F convertible preferred stock described in paragraph (a) of this Item 15 were issued to a combination of foreign and United States investors in reliance on the exemption provided by
Section 4(2) and/or Rule 506 of Regulation D promulgated pursuant to the Securities Act, to the extent an exemption from such registration was required. The convertible promissory note, the shares of convertible preferred stock and the placement agent warrants issued to foreign persons and entities were issued pursuant to offers and sales made outside the United States under conditions that ensured that the securities came to rest abroad. All purchasers of the securities described in paragraph (a) of this Item 15 represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

All certificates representing the securities issued in the transactions described above in this paragraph (c) included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

The issuances of stock options and the shares of common stock issuable upon the exercise of the options as described in paragraph (a) of this Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by
Section 3(b) of the Securities Act and Rule 701 promulgated thereunder, as well as Section 4(2) of the Securities Act. Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16. Exhibits

     Exhibit
     Number                              Description
     -------                             -----------
       1.1   Form of Underwriting Agreement.*

       3.1   Amended and Restated Certificate of Incorporation of the
             Registrant.!

       3.2   Amended and Restated Bylaws of the Registrant.!

       4.1 See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Certificate of
             Incorporation and Amended and Restated Bylaws of the Registrant defining rights of the holders of Common Stock of the Registrant.!

       5.1 Opinion of Morgan, Lewis & Bockius LLP as to the legality of the offered shares.*

      10.1 Sublease Agreement between Quintiles, Inc. and the Registrant, dated April 7, 1997.!

      10.2   Stock Option Plan of the Registrant.!

      10.3   First Amendment to Stock Option Plan dated February 14, 1997.!

      10.4   Executive Employment Agreement with John R. Plachetka dated April
             1, 1999.!

      10.5 License Agreement dated September 24, 1999 between the Registrant and F. Hoffman-La Roche Ltd.! **

      10.6   Investor Rights Agreement dated July 28, 1999 between the
             Registrant and the holders of the Series D Preferred Stock.!

      10.7   Investor Rights Agreement dated March 24, 2000 between the
             Registrant and the holders of the Series E Preferred Stock.!

      10.10  2000 Equity Compensation Plan!

      10.11  Investor Rights Agreement dated August 28, 2000 between the
             Registrant and the holders of the Series F Preferred Stock.!

      21.1   List of Subsidiaries.!

      23.1   Consent of Ernst & Young LLP, Independent Auditors*

      23.2   Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).*

      24.1 Powers of Attorney (included on signature page of the original filing of the registration statement).!

      27.1   Financial Data Schedule.!

    -------------------------------
     * Filed herewith.
    ** Confidential Treatment requested
     # To be filed by amendment.
     ! Filed previously.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The Registrant hereby undertakes that:

  (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

  (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chapel Hill, State of North Carolina on the 10th day of October, 2000.

                                          POZEN Inc.

                                                 /s/ John R. Plachetka
                                          By: _________________________________
                                                     John R. Plachetka
                                                  Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Chairman of the Board       October 10, 2000
______________________________________
         Jacques F. Rejeange

                  *                    President, Chief Executive  October 10, 2000
______________________________________  Officer and Director
          John R. Plachetka

                  *                    Chief Financial Officer     October 10, 2000
______________________________________
        Matthew E. Czajkowski

                  *                    Vice President, Finance     October 10, 2000
______________________________________  and Administration
          John E. Barnhardt             (Principal Accounting
                                        Officer)

                  *                    Director                    October 10, 2000
______________________________________
             Ted G. Wood

                  *                    Director                    October 10, 2000
______________________________________
            Peter J. Wise

                  *                    Director                    October 10, 2000
______________________________________
           Bruce A. Tomason

    /s/ Matthew E. Czajkowski
*By: ____________________________
      Matthew E. Czajkowski
        Attorney-in-Fact